Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 77,272,414 Shares of Class A Common Stock

Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in (i) our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2021 (the “Quarterly Report”) and (ii) our Current Report on Form 8-K/A, filed with the SEC on August 13, 2021 (the “Current Report”). Accordingly, we have attached the Quarterly Report and the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “DKNG” and “HYZNW,” respectively. On August 13, the closing price of our Class A Common Stock was $7.50 and the closing price for our public warrants was $2.100.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Hyzon Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)

(585)-484-9337

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HYZN	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	HYZNW	Nasdaq Capital Market

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of August 11, 2021, 247,215,716 shares of Class A Common Stock, par value $0.0001 per share, were issued and outstanding.

EXPLANATORY NOTE

On July 16, 2021, our predecessor Decarbonization Plus Acquisition Corporation, a Delaware corporation (“DCRB”), consummated the previously announced business combination with Hyzon Motors, Inc., a Delaware corporation (“Legacy Hyzon”), pursuant to which DCRB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRB (“Merger Sub”) merged with and into Legacy Hyzon, with Legacy Hyzon surviving the merger (the “Merger”, and together with the related transactions, the “Business Combination”). Upon consummation of the Business Combination, Legacy Hyzon became a direct wholly-owned subsidiary of DCRB, and DCRB was renamed Hyzon Motors, Inc. (“New Hyzon” or “Hyzon”). Unless stated otherwise, this report contains information about DCRB before the Business Combination. References to the “Company” in this report refer to DCRB before the consummation of the Business Combination or New Hyzon after the Business Combination, as the context suggests.

DECARBONIZATION PLUS ACQUISITION CORPORATION

Quarterly Report on Form 10-Q

PART I—FINANCIAL INFORMATION

Item 1.	Interim Financial Statements

Decarbonization Plus Acquisition Corporation

BALANCE SHEETS

	June 30, 2021 (unaudited)	December 31, 2020
ASSETS:
Current assets:
Cash	$167,284	$—
Investment held in Trust Account	225,734,427	225,727,721
Prepaid insurance	769,425	1,062,000

Total current assets	226,671,136	226,789,721

Total assets	$226,671,136	$226,789,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued offering costs	$175,000	$175,000
Accounts payable—affiliate	3,375,977	1,324,257
Accrued expenses	3,533,899	3,572,935

Total Current Liabilities	7,084,876	5,072,192
Warrant liabilities	40,763,719	33,600,270
Deferred underwriting fee payable	7,900,376	7,900,376

Total liabilities	55,748,971	46,572,838

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, 16,592,216 and 17,521,688 shares at June 30, 2021 and December 31, 2020, respectively, at $10.00 per share	165,922,160	175,216,880
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 250,000,000 shares authorized; 5,980,286 and 5,050,814 shares, respectively, issued and outstanding (excluding 16,592,216 and 17,521,688 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	598	505
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 5,643,125 shares issued and outstanding at June 30, 2021 and December 31, 2020	564	564
Additional paid-in capital	36,135,858	26,841,231
Accumulated deficit	(31,137,015)	(21,842,297)

Total stockholders’ equity	5,000,005	5,000,003

Total liabilities and stockholders’ equity	$226,671,136	$226,789,721

Decarbonization Plus Acquisition Corporation

UNAUDITED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2021	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020
Operating expenses:
General and administrative expenses	$1,361,853	$860	$2,137,975	$1,719

Loss from operations	(1,361,853)	(860)	(2,137,975)	(1,719)
Other Income
Interest earned on marketable securities held in Trust Account	$3,372	$—	$6,706	$—
Change in fair value of warrant liabilities	(6,824,865)	—	(7,163,449)	—

Net loss	$(8,183,346)	$(859)	$(9,294,718)	$(1,719)

Weighted average shares outstanding of Class A redeemable common stock, basic and diluted	22,572,502	—	22,572,502	—

Basic and diluted net income per common share, Class A redeemable common stock	$—	$—	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted (1) (2)	5,643,125	5,643,125	5,643,125	5,643,125

Basic and diluted net loss per common share, Class B non-redeemable common stock	$—	$(0.00)	$(1.65)	$(0.00)

Decarbonization Plus Acquisition Corporation

UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from January 1, 2021 to June 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares (1) (2)	Amount	Capital	Deficit	Equity
Balances as of January 1, 2021	5,050,814	$505	5,643,125	$564	$26,841,231	$(21,842,297)	$5,000,003
Common stock subject to possible redemption	111,137	11	—	—	1,111,359	—	1,111,370
Net loss	—	—	—	—	—	(1,111,372)	(1,111,372)

Balances as of March 31, 2021	5,161,951	$516	5,643,125	$564	$27,952,590	$(22,953,669)	$5,000,001
Common stock subject to possible redemption	818,335	82	—	—	8,183,268	—	8,183,350
Net loss	—	—	—	—	—	(8,183,346)	(8,183,346)

Balances as of June 30, 2021	5,980,286	$598	5,643,125	$564	$36,135,858	$(31,137,015)	$5,000,005

For the period from January 1, 2020 to June 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares (1) (2)	Amount	Capital	Deficit	Equity
Balances as of January 1, 2020	—	$—	5,750,000	$575	$243,447	$(219,422)	$24,600
Net loss	—	—	—	—	—	(859)	(859)

Balances as of March 31, 2020	—	$—	5,750,000	$575	$243,447	(220,281)	23,741
Net loss	—	—	—	—	—	(860)	(860)

Balances as of June 30, 2020	—	$—	5,750,000	$575	$243,447	$(221,141)	$22,881

Decarbonization Plus Acquisition Corporation

UNAUDITED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020
Cash flow from operating activities:
Net loss	$(9,294,718)	$(1,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	7,163,449
Interest earned on marketable securities held in Trust Account	(6,706)	—
Changes in operating assets and liabilities:
Accounts payable	2,051,720	1,719
Accrued expenses	(39,036)	—
Prepaid insurance	292,575	—

Net cash used in operating activities	167,284	—

Net increase in cash	167,284	—
Cash at beginning of period	—	315,600

Cash at end of period	$167,284	$315,600

Supplemental disclosure of non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$(9,294,720)	$—

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Silver Run Acquisition Corporation III was incorporated in Delaware on September 7, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). On August 18, 2020, the Company changed its name from Silver Run Acquisition Corporation III to Decarbonization Plus Acquisition Corporation (the “Company” or “DCRB”). Following the consummation of the Business Combination on July 16, 2021, DCRB changed its name to Hyzon Motors Inc.

At June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and initial public offering (“Initial Public Offering”), which is described below, as well as the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest which is discussed in Note 8. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Initial Public Offering was declared effective on October 19, 2020. On October 22, 2020, the Company consummated the Initial Public Offering of 22,572,502 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,572,502 units (the “Over-allotment Units”) on November 12, 2020, at $10.00 per Unit, generating gross proceeds of $225,725,020, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 6,514,500 warrants (the “Private Placement Warrants”), including 514,500 warrants as a result of the underwriters’ partial exercise of their over-allotment option on November 12, 2020, at a price of $1.00 per Private Placement Warrant in a private placement to Decarbonization Plus Acquisition Sponsor, LLC (the “Sponsor”), the Company’s independent directors and an affiliate of the Company’s chief executive officer, generating gross proceeds of $6,514,500, which is described in Note 4.

Transaction costs amounted to $12,969,969, consisting of $4,514,500 of underwriting fees, $7,900,376 of deferred underwriting fees and $555,093 of other offering costs. In addition, at June 30, 2021, there was $167,284 of cash held outside of the Trust Account (as defined below) available for working capital purposes, but the Company has access to working capital loans from the Sponsor, which is described in Note 4.

Following the closing of the Initial Public Offering on October 22, 2020 and the partial exercise of the underwriters’ over-allotment option on November 12, 2020, an amount of $225,725,020 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation prior to the Business Combination provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares being sold in the Initial Public Offering that have been properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to redeem 100% of Public Shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of Public Shares or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Initial Business Combination

The following description relates to the Company prior to the consummation of the Business Combination. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under the Nasdaq Capital Market rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity”(“ASC 480”).

Pursuant to the Company’s amended and restated certificate of incorporation prior to the Business Combination, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent directors and an affiliate of the Company’s chief executive officer have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Going Concern and Liquidity

As of June 30, 2021, the Company had a cash balance of $167,284, but the Company had access to working capital loans from the Sponsor, which is described in Note 4, to partially cover the working capital deficit of $6.9 million as of June 30, 2021. This excludes interest income of approximately $6,706 from the Company’s investment in the Trust Account which is available to the Company for tax obligations. Through June 30, 2021, the Company has not withdrawn any interest income from the Trust Account to pay its income and franchise taxes.

Prior to the consummation of an Initial Business Combination (which was consummated on July 16, 2021, as discussed in Note 8), the Company used funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.

As discussed in Note 8, the Company consummated a business combination that was approved by shareholders of the Company on July 16, 2021.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary since its formation. All material intercompany balances and transactions have been eliminated in consolidation.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Amendment No. 1 of the Form 10-K/A filed by the Company with the SEC on May 13, 2021.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. For the three months and six months ended June 30, 2021 the Company has not considered the effect of warrants sold in the Initial Public Offering and private placement in the calculation of diluted income (loss) per share since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. For the three months and six months ended June 30, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

The Company’s statements of operations include a presentation of income (loss) per share for common stock in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account (net of applicable franchise and income taxes for the periods ended June 30, 2021), by the weighted average number of Class A redeemable common stock outstanding for the period or since original issuance. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B Non-redeemable common stock includes the Founder Shares (as defined below) as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Class A Redeemable Common Stock
Numerator: Earnings allocable to Class A Redeemable Common Stock
Interest Income	3,372	—	6,706	—
Income and Franchise Tax	(3,372)	—	(6,706)	—

Redeemable Net Loss	—	—	—	—
Denominator: Weighted Average Class A Redeemable Common Stock
Class A Redeemable Common Stock, Basic and Diluted	22,572,502	—	22,572,502	—
Income (Loss)/Basic and Diluted Class A Redeemable Common Stock			—	—
Class B Non-Redeemable Common Stock
Numerator: Net Loss minus Class A Redeemable Net Loss
Net Loss	(8,183,346)	(860)	(9,294,718)	(1,719)
Class A Redeemable Net Loss	—	—	—	—

Class B Non-Redeemable Net Loss	(8,183,346)	(860)	(9,294,718)	(1,719)
Denominator: Weighted Average Class B Non-Redeemable Common Stock
Class B Non-Redeemable Common Stock, Basic and Diluted	5,643,125	5,000,000	5,643,125	5,000,000
Loss/Basic and Diluted Class B Non-Redeemable Common Stock	(1.45)	(0.00)	(1.65)	(0.00)

Note: For the three months ended and six months ended June 30, 2021 and 2020, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders under the treasury method.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period, and utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statements of Operations (see Note 7).

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short term nature. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. See Note 7 for the levels within the valuation hierarchy, as well as additional information on assets and liabilities measured at fair value.

Use of Estimates

The preparation of these Condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of expenses during the reporting periods. Accordingly, the actual results could differ from those estimates.

Cash and cash equivalents

Cash includes amounts held at banks with an original maturity of less than three months. As of June 30, 2021, and December 31, 2020, the Company held $167,284 and $0, respectively, in cash. The Company held no cash equivalents at June 30, 2021 or December 31, 2020.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 16,592,216 and 17,521,688 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. The Company incurred offering costs amounting to $11,555,093 upon the completion of the Initial Public Offering. In connection with the sale of the Over-allotment Units, the Company incurred an additional $514,500 of underwriting fees and $900,376 of deferred underwriting fees.

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—Expenses of Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company recorded $12,315,313 of offering costs as a reduction of equity in connection with the Public Shares included in the Units. The Company immediately expensed $654,656 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

As of June 30, 2021 and December 31, 2020, the Company had no deferred offering costs on the accompanying condensed consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between these financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits, deferred tax assets or valuations against them as of June 30, 2021 and December 31, 2020, respectively. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three months ended and six months ended June 30, 2021 and 2020, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company had no tax liability as of June 30, 2021 and December 31, 2020, respectively.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 22,572,502 Units, at a purchase price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,572,502 Over-allotment Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On September 12, 2017, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Public Shares except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. On September 18, 2020, the Sponsor agreed to return 2,875,000 Founder Shares to the Company at no cost. In October 2020, the Sponsor agreed to return an additional 2,875,000 Founder Shares to the Company at no cost. The Sponsor and an affiliate of the Company’s chief executive officer agreed to forfeit up to an aggregate of 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ partial exercise their over-allotment option on November 12, 2020, 643,125 Founder Shares are no longer subject to forfeiture. The over-allotment option expired on December 3, 2020, resulting in the forfeiture of 106,875 Founder Shares to the Company at no cost.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers, directors and an affiliate of the Company’s chief executive officer have waived their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of an Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor and the Company’s officers, directors and an affiliate of the Company’s chief executive officer have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Company’s independent directors and an affiliate of the Company’s chief executive officer purchased 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. The Sponsor and an affiliate of the Company’s chief executive officer agreed to purchase up to an additional 600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or an aggregate additional $600,000, to the extent the underwriter’s over-allotment option was exercised in full. Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor and the affiliate of the Company’s chief executive officer purchased an additional 514,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $514,500 (see Note 2 for further information regarding the accounting treatment of the Private Placement Warrants).

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Sponsor and the Company’s officers, directors and an affiliate of the Company’s chief executive officer have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Registration Rights

Pursuant to a Registration Rights Agreements entered into on October 19, 2020, the holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans (as defined below), if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Related Party Loans

On September 12, 2017, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2020 (as amended) or the completion of the Initial Public Offering (the “Maturity Date”). On September 13, 2017, the Company drew down $300,000 on this Note. On October 21, 2020, the Company paid back the Sponsor for the full amount of the outstanding Note. The Note is no longer available to the Company.

In addition to the Note, the Sponsor paid certain costs related to formation and offering for the Company. Costs in the amount of $219,022 were forgiven by the Sponsor in December 2019 and have been recorded within additional paid-in capital.

As of June 30, 2021, and December 31, 2020, the Company owed the Sponsor $3,375,977 and $1,324,257, respectively, for additional expenses paid on its behalf, of which $0 and $0 at June 30, 2021 and December 31, 2020, respectively are related to the Working Capital Loans.

Related Party Note

On July 16, 2021, the Company and the Sponsor entered into a note agreement, whereby the Sponsor agreed to loan the Company an aggregate of $1,500,000 to cover working capital requirements. The note agreement converted at the business combination date into 1,500,000 additional private placement warrants.

Advance from Related Party

As of October 22, 2020, the Sponsor and affiliate of the Company’s chief executive officer advanced $600,000 to the Company to cover the purchase of additional Private Placement Warrants if the over-allotment is exercised in full. Simultaneously with the closing of the sale of the Over-allotment Units, the Company utilized the advance from the Sponsor and the affiliate of the Company’s chief executive officer to issue an additional 514,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (see Note 2 for further information regarding the accounting treatment of the Private Placement Warrants). The over-allotment option expired on December 3, 2020, resulting in the return of $85,500 of the advancement not utilized. As of June 30, 2021 and December 31, 2020, there were no advances outstanding.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended and six months ended June 30, 2021, the Company incurred $30,000 and $60,000, respectively, of monthly fees to the affiliate of the Sponsor, of which $60,000 remained outstanding at June 30, 2021. There were no such fees for the three and six months ended June 30, 2020, and no amounts due at December 31, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any working capital loans, up to $1,500,000 of such loans may be converted into warrants of the post business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2021 and December 31, 2020, the Company had $0 and $0 borrowings under the Working Capital Loans.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,900,376 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 8, 2021, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with DCRB Merger Sub Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), and Hyzon Motors, Inc., a Delaware corporation (“Legacy Hyzon”), pursuant to which Merger Sub will be merged with and into Legacy Hyzon (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with Legacy Hyzon surviving the Merger as our wholly owned subsidiary. The parties completed the Proposed Transactions on July 16, 2021 following the Company’s stockholders approval of the Proposed Transactions on July 15, 2021. Please see the Form 8-K filed with the SEC on July 16, 2021 for additional information.

In connection with the Business Combination, certain of DCRB’s purported stockholders filed lawsuits against DCRB and its directors asserting claims for breaches of fiduciary duty: Lanctot v. Decarbonization Plus Acquisition Corp. et al., Index No. 652070/2021 (N.Y. Sup. Ct., N.Y. Cnty.) and Pham v. Decarbonization Plus Acquisition Corp. et al., Case No. 21-CIV-01928 (Cal. Sup. Ct., San Mateo Cnty.). These complaints allege that the DCRB board members breached their fiduciary duties by in connection with the merger by allegedly agreeing to the transaction following an inadequate process and at an unfair price, and by allegedly disseminating inaccurate or incomplete information concerning the transaction. These complaints seek, among other things, injunctive relief and an award of attorneys’ fees. The defendants in these cases have not yet answered these complaints and we believe that these pending and threatened lawsuits are without merit.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact was not readily determinable as of the date of these condensed consolidated financial statements. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Common Stock

On October 19, 2020, the Company amended and restated its certificate of incorporation to, among other things, increase the number of authorized shares of Class A common stock from 200,000,000 to 250,000,000. The authorized common stock of the Company includes up to 250,000,000 shares of Class A common stock with a par value of $0.0001 per share and 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2021, and December 31, 2020, there were 22,572,502 and 22,572,502 shares, respectively, of Class A common stock issued and outstanding, of which 17,410,551 and 17,521,688 shares, respectively, were subject to possible redemption. At June 30, 2021 and December 31, 2020, there were 5,643,125 shares of Class B common stock issued and outstanding, which reflects that on September 18, 2020, October 7, 2020, October 8, 2020 and December 3, 2020, the Sponsor returned 2,875,000, 1,437,500, 1,437,500 and 106,875 Founder Shares, respectively, to the Company at no cost.

The Sponsor and an affiliate of the Company’s chief executive officer agreed to forfeit up to an aggregate of 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 106,875 Founder Shares were forfeited.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

Each whole Warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as described in the prospectus for the Initial Public Offering. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation, as described in the prospectus for the Initial Public Offering. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described in the prospectus for the Initial Public Offering. In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering.

provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant agreement).

As of June 30, 2021, the Company had not registered the shares of Class A common stock issuable upon exercise of the Warrants. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the Company’s option, require holders of the Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described in the prospectus for the Initial Public Offering with respect to the Private Placement Warrants):

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described in the prospectus for the Initial Public Offering, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described in the prospectus for the Initial Public Offering with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Company’s Class A common stock (as defined below) except as otherwise described in the warrant agreement;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders; and

•

if the last sale price of the Company’s Class A common stock on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the average reported last sale price of the Company’s Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number the number of shares of Class A common stock to be issued to the holder.

As of June 30, 2021 and December 31, 2020, there were 11,286,251 Public Warrants and 6,514,500 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.

The Warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Monte-Carlo model. The Public Warrants were recorded as a liability at fair value. The Company recognized gains (losses) in connection with changes in the fair value of Warrant liabilities of $6,824,865 and $7,163,449 within change in fair value of Warrant liabilities in the condensed consolidated Statements of Operations during the three months ended and six months ended June 30, 2021, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants, and the common shares issuable upon the exercise of the Private Placement Warrants are not, transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements

At June 30, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $225,734,427 and $225,727,721, respectively, in money market funds which are invested in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any interest earned on the Trust Account to pay its franchise and income tax obligations.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs based on our assessment of the assumptions that market participants would use in    pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2021
Assets:
Marketable securities held in Trust Account—U.S. Treasury Securities Money Market Fund	225,734,427	225,734,427	—	—
Liabilities:
Warrant Liability—Public Warrants	25,845,515	25,845,515	—
Warrant Liability—Private Placement Warrants	14,918,205	—	—	14,918,205
December 31, 2020
Assets:
Marketable securities held in Trust Account—U.S. Treasury Securities Money Market Fund	225,727,721	225,727,721	—
Liabilities:
Warrant Liability—Public Warrants	20,766,705	20,766,705	—
Warrant Liability—Private Placement Warrants	12,833,565	—	—	12,833,565

The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period, and utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statements of Operations. The estimated fair value of the warrant liability on the Private Warrants is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Dearbonization Plus Acquisition Corporation

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

The significant unobservable inputs used in the Black-Scholes model to measure the warrant liabilities that are categorized within Level 3 of the fair value hierarchy are as follows:

	As of June 30, 2021	As of December 31, 2020
Stock price	10.31	10.60
Strike price	11.50	11.50
Term (in years)	5.1	5.4
Volatility	30.0%	27.8%
Risk-free rate	0.9%	0.4%
Dividend yield	0.0%	0.0%
Fair value of warrants	2.29	1.97

The following table provides a summary of the changes in fair value of the warrant liabilities that are measured at fair value on a recurring basis:

	Private Placement (Level 3)	Public (Level 1)	Warrant Liabilities
Fair value as of December 31, 2020	12,833,565	20,766,705	33,600,270
Change in valuation inputs or other assumptions	2,084,640	5,078,810	7,163,449

Fair value as of June 30, 2021	14,918,205	25,845,515	40,763,719

There were no transfers between Levels 1, 2 or 3 during the three months and six months ended June 30, 2021. There were no warrants issued for the three months and six months ended June 30, 2020.

Note 8 — Subsequent Events

Management has evaluated the impact of subsequent events through the date these condensed consolidated financial statements were available to be issued. All subsequent events required to be disclosed are included in these condensed consolidated financial statements.

Business Combination

On July 16, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain business combination agreement, dated February 8, 2021 (the “Business Combination Agreement”), with Merger Sub and Legacy Hyzon, pursuant to which Merger Sub was merged with and into Legacy Hyzon, with Legacy Hyzon surviving the Merger as a wholly owned subsidiary of DCRB. On the Closing Date, the DCRB changed its name from Decarbonization Plus Acquisition Corporation to Hyzon Motors, Inc. (“New Hyzon”).

At the effective time of the Merger (the “Effective Time”), each share of Legacy Hyzon’s Common Stock, par value $0.001 per share (“Legacy Hyzon Common Stock”) issued and outstanding immediately prior to the Effective Time (including any shares of Legacy Hyzon Common Stock resulting from the conversion of the options to purchase outstanding shares of Legacy Hyzon Common Stock (“Ascent Option”), but excluding any shares of Legacy Hyzon Common Stock resulting from the conversion of Legacy Hyzon’s outstanding convertible notes (the “Convertible Notes”)) was converted into the right to receive 1.7720 shares of Class A Common Stock, par value $0.0001 per share, of New Hyzon (“New Hyzon Class A Common Stock”) (the “Exchange Ratio”) and the contingent right to receive additional shares of New Hyzon Class A Common Stock as additional consideration upon the occurrence of certain triggering events (“Earnout Shares”). Additionally, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time was converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Legacy Hyzon.

Earnout

During the five-year period following the Closing Date (the “Earnout Period”), the Company will issue to eligible holders of securities of New Hyzon up to 23,250,000 Earnout Shares, in three tranches of 9,000,000, 9,000,000 and 5,250,000 Earnout Shares, respectively, upon the Company achieving $18, $20 or $35 as its last reported sales price per share for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period; provided, that in no event will the issuance of the 5,250,000 Earnout Shares occur prior to July 16, 2022, which is the one year anniversary of the date of the Closing Date.

PIPE Financing

On July 16, 2021, a number of purchasers (each, a “Subscriber”) purchased an aggregate of 35,500,000 shares of DCRB Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $355,500,000 (the “PIPE Financing”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into on February 8, 2021. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE shares. The purpose of the PIPE Financing was to raise additional capital for use by the combined company following the Closing Date. Concurrently with the closing of the PIPE Financing, the Convertible Notes automatically converted to approximately 5.02 million shares of New Hyzon Class A Common Stock.

In July 2021, the Sponsor transferred $1,332,715 of working capital loans to the Company to reimburse costs of an affiliate.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,” “our,” “us” or “we” refer to Hyzon Motors, Inc. (f/k/a Decarbonization Plus Acquisition Corporation), except where the context requires otherwise. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained in Item 1. of this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.

Overview

We are a former blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 16, 2021, we consummated our Business Combination with Legacy Hyzon.

Recent Developments

Business Combination

On July 16, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain business combination agreement, dated February 8, 2021 (the “Business Combination Agreement”),with Merger Sub and Legacy Hyzon, pursuant to which Merger Sub was merged with and into Legacy Hyzon, with Legacy Hyzon surviving the Merger as a wholly owned subsidiary of DCRB. On the Closing Date, the DCRB changed its name from Decarbonization Plus Acquisition Corporation to Hyzon Motors, Inc. (“New Hyzon”).

At the effective time of the Merger (the “Effective Time”), each share of Legacy Hyzon’s Common Stock, par value $0.001 per share (“Legacy Hyzon Common Stock”) issued and outstanding immediately prior to the Effective Time (including any shares of Legacy Hyzon Common Stock resulting from the conversion of the options to purchase outstanding shares of Legacy Hyzon Common Stock (“Ascent Option”), but excluding any shares of Legacy Hyzon Common Stock resulting from the conversion of Legacy Hyzon’s outstanding convertible notes (the “Convertible Notes”)) was converted into the right to receive 1.7720 shares of Class A Common Stock, par value $0.0001 per share, of New Hyzon (“New Hyzon Class A Common Stock”) (the “Exchange Ratio”) and the contingent right to receive additional shares of New Hyzon Class A Common Stock as additional consideration upon the occurrence of certain triggering events (“Earnout Shares”). Additionally, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time was converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Legacy Hyzon.

Earnout

During the five-year period following the Closing Date (the “Earnout Period”), the Company will issue to eligible holders of securities of New Hyzon up to 23,250,000 Earnout Shares, in three tranches of 9,000,000, 9,000,000 and 5,250,000 Earnout Shares, respectively, upon the Company achieving $18, $20 or $35 as its last reported sales price per share for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period; provided, that in no event will the issuance of the 5,250,000 Earnout Shares occur prior to July 16, 2022, which is the one year anniversary of the date of the Closing Date.

PIPE Financing

On July 16, 2021, a number of purchasers (each, a “Subscriber”) purchased an aggregate of 35,500,000 shares of DCRB Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $355,500,000 (the “PIPE Financing”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into on February 8, 2021. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE shares. The purpose of the PIPE Financing was to raise additional capital for use by the combined company following the Closing Date. Concurrently with the closing of the PIPE Financing, the Convertible Notes automatically converted to approximately 5.02 million shares of New Hyzon Class A Common Stock.

Results of Operations

Prior to the completion of the Business Combination, we neither engaged in any significant operations nor generated any operating revenue. Our only activities from inception through the closing of the Business Combination related to our formation and the initial public offering, as well as due diligence costs incurred. As a result of the closing of the Business Combination, our business has substantially changed and is now that of New Hyzon. Accordingly, we expect to incur increased expenses as a result of being a public operating company.

For the three months ended June 30, 2020, we had a net loss of approximately $1,000 which consisted of approximately $1,000 in general and administrative expenses.

For the three months ended June 30, 2021, we had a net loss of approximately $8.2 million, which consisted of approximately $1.4 million in general and administrative expenses, including due diligence costs incurred in the pursuit of our acquisition plans, $6.8 million due to the change in the fair value of warrant liabilities, offset by interest earned on marketable securities held in DCRB’s trust account with Continental Stock and Transfer & Trust Company acting as trustee (the “Trust Account”) of $3,000.

For the six months ended June 30, 2020, we had a net loss of approximately $2,000 which consisted of approximately $2,000 in general and administrative expenses.

For the six months ended June 30, 2021, we had a net loss of approximately $9.2 million, which consisted of approximately $2.1 million in general and administrative expenses, including due diligence costs incurred in the pursuit of our acquisition plans, $7.2 million due to the change in the fair value of warrant liabilities, offset by interest earned on marketable securities held in the Trust Account of $7,000.

Liquidity and Capital Resources

Following the consummation of our initial public offering, our liquidity needs have been satisfied through the net proceeds of approximately $2.0 million from the sale of equity securities held outside of the Trust Account as well as a $1.5 million proceeds from a unsecured promissory note (the “Note”) issued by DCRB to Decarbonization Plus Acquisition Sponsor, LLC (the “Sponsor”) which was converted into warrants of New Hyzon at Closing.

In addition, in the short term and the long term, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors could have, but were not obligated to, loan us additional funds as may be required. As of June 30, 2020, $1.5 million was outstanding under the Note.

On February 8, 2021, we entered into the Business Combination Agreement with Merger Sub and Legacy Hyzon and on July 16, 2021, we closed the Business Combination. Approximately $20.89 million of funds held in the Trust Account were also used to fund the redemption of 2,089,323 shares of DCRB Class A Common Stock.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Principles of Consolidation

The consolidated financial statements include the accounts of DCRB and its wholly owned subsidiary since its formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates.

Warrant Liabilities

We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the DCRB’s warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.

Impact of COVID-19

We continue to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position and/or results of operations, the specific impact is not readily determinable as of the balance date.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

Off-Balance Sheet Arrangements

As of the date of this Quarterly Report, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Public Offering or until we otherwise no longer qualify as an “emerging growth company.”

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. As a result, pursuant to Item 305(e) of Regulation S-K, we are not required to provide the information required by this Item.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2021. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of June 30, 2021 due solely to our restatement of our financial statements to reclassify our warrants as described under “Restatement of Previously Issued Financial Statements”.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

Due solely to the events that led to our restatement of our financial statements on Form 10-K/A filed with the SEC on May 13, 2021 (the “Restatement”), management identified a material weakness in internal controls related to the accounting for Warrants issued in connection with our Public Offering, as described below under “Restatement of Previously Issued Financial Statements.”

In light of the Restatement of our financial statements, we enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. We have provided enhanced access to accounting literature, research materials and documents, performed an analysis to ensure that our financial statements are in accordance with generally accepted accounting principles and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan continue to be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Restatement of Previously Issued Financial Statements

On May 13, 2021, we revised our prior position on accounting for Warrants and restated our financial statements as of December 31, 2020 and for the period ended December 31, 2020 to reclassify the Company’s warrants as described in the Restatement. However, the non-cash adjustments to the financial statements did not impact the amounts previously reported for our cash and cash equivalents, total assets, revenue or cash flows.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims in the ordinary course of business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceeding or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

In connection with the Business Combination, certain of DCRB’s purported stockholders filed lawsuits against DCRB and its directors asserting claims for breaches of fiduciary duty: Lanctot v. Decarbonization Plus Acquisition Corp. et al., Index No. 652070/2021 (N.Y. Sup. Ct., N.Y. Cnty.); Pham v. Decarbonization Plus Acquisition Corp. et al., Case No. 21-CIV-01928 (Cal. Sup., San Mateo Cnty.). These complaints allege that the DCRB board members breached their fiduciary duties by in connection with the merger by allegedly agreeing to the transaction following an inadequate process and at an unfair price, and by allegedly disseminating inaccurate or incomplete information concerning the transaction. These complaints seek, among other things, injunctive relief and an award of attorneys’ fees. The defendants in these cases have not yet answered these complaints and we believe that these pending and threatened lawsuits are without merit.

Item 1A.	Risk Factors

As a result of the closing of the Business Combination on July 16, 2021, the risk factors previously disclosed in Part I, Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 no longer apply. For risk factors relating to our business following the Business Combination, please refer to the section entitled “Risk Factors” in our Definitive Proxy Statement (file No. 001-39632) filed with the SEC on June 21, 2021.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of New Hyzon (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

3.2	Amended and Restated Bylaws of New Hyzon (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

10.1	Amended and Restated Registration Rights Agreement, dated as of July 16, 2021, by and among New Hyzon and certain securityholders of New Hyzon named therein and certain equityholders of Legacy Hyzon named therein (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

10.2	New Hyzon 2021 Equity and Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

10.3	Employment Agreement, dated as of July 9, 2021, between New Hyzon and Craig Knight (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

10.4	Employment Agreement, dated as of July 9, 2021, between New Hyzon and George Gu (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021)

10.5	Employment Agreement, dated as of August 5, 2021, between New Hyzon and Mark Gordon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)

31.1	Certification of Chief Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a)

31.2	Certification of Chief Financial Officer required by Rule 13a-14(a) or Rule 15d-14(a)

32.1	Certification of Chief Executive Officer and Chief Financial Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350

32.2	Certification of Chief Executive Officer and Chief Financial Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hyzon Motors, Inc.

Date: August 13, 2021	By:	/s/ Mark Gordon
	Name:	Mark Gordon
	Title:	Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1

Certification of Principal Executive Officer Pursuant to Exchange Act Rule 13a-14(a)/15d-14(a)

as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Craig Knight, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hyzon Motors Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	[Paragraph intentionally omitted pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a)];

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2021	/s/ Craig Knight
Craig Knight
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certification of Principal Financial Officer Pursuant to Exchange Act Rule 13a-14(a)/15d-14(a)

as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Mark Gordon, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hyzon Motors Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	[Paragraph intentionally omitted pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a)];

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2021

/s/ Mark Gordon
Mark Gordon
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, Craig Knight, Chief Executive Officer of Hyzon Motors Inc. (the “Company”), hereby certify, that, to my knowledge:

1.

The Quarterly Report on Form 10-Q for the period ended June 30, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2021

/s/ Craig Knight
Craig Knight
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, Mark Gordon, Chief Financial Officer of Hyzon Motors Inc. (the “Company”), hereby certify, that, to my knowledge:

1.

The Quarterly Report on Form 10-Q for the period ended June 30, 2021 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2021

/s/ Mark Gordon
Mark Gordon
Chief Financial Officer
(Principal Financial Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2021 (July 16, 2021)

Hyzon Motors Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Quaker Meeting House Road Honeoye Falls, NY	14472
(Address of principal executive offices)	(Zip Code)

(585)-484-9337

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

This Amendment No. 1 on Form 8-K/A (“Amendment No. 1”) amends the Current Report on Form 8-K of Hyzon Motors Inc., a Delaware corporation (the “Company”), filed on July 22, 2021 (the “Original Report”), in which the Company reported, among other events, the completion of the Business Combination (as defined in the Original Report).

This Amendment No. 1 is being filed in order to include (x) the unaudited condensed consolidated financial statements of Old Hyzon (as defined in the Original Report), as of and for the three and six months ended June 30, 2021, (y) the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old Hyzon for the three and six months ended June 30, 2021, and (z) the unaudited pro forma condensed combined financial information for the six months ended June 30, 2021.

This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company or its subsidiaries, including Old Hyzon, subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Form 8-K/A.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The unaudited condensed consolidated financial statements of Old Hyzon, as of and for the three and six months ended June 30, 2021, and the related notes thereto are attached as Exhibit 99.1 and are incorporated herein by reference. The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old Hyzon for the three and six months ended June 30, 2021 is attached as Exhibit 99.2 and incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company for the six months ended June 30, 2021 is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

99.1	Unaudited consolidated financial statements of Old Hyzon as of and for the three and six months ended June 30, 2021.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old Hyzon for the three and six months ended June 30, 2021.

99.3	Unaudited Pro Forma Financial Statements.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2021

HYZON MOTORS INC.

By:	/s/ Craig M. Knight
Name: Craig M. Knight
Title: Chief Executive Officer

3

Exhibit 99.1

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$32,374	$17,139
Accounts receivable	1,150	—
Related party receivable	887	—
Inventory	1,053	—
Prepaid expenses and other current assets	11,734	848

Total current assets	47,198	17,987
Property, plant, and equipment, net	6,928	418
Right-of-use assets	2,543	1,656
Deferred merger transaction costs	4,003	732
Restricted cash and other assets	1,148	212

Total Assets	$61,820	$21,005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,054	$215
Accrued professional fees	5,483	900
Other accrued expenses	822	162
Related party payables	548	560
Horizon IP agreement payable	10,000	—
Contract liabilities	3,845	2,608
Current portion of lease liabilities	672	618

Total current liabilities	22,424	5,063

Long term liabilities
Lease liabilities, net of current portion	2,153	1,181
Convertible debt, net	49,643	—

Total liabilities	$74,220	$6,244
Commitments and contingencies (Note 8)
Stockholders’ Equity (Deficit)
Common stock, $0.001 par value; 150,000,000 shares authorized, 93,825,000 and 93,750,000 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	94	94
Additional paid-in capital	20,051	29,045
Accumulated deficit	(31,839)	(14,271)
Accumulated other comprehensive loss	(95)	(16)

Total Hyzon Motors Inc. stockholders’ equity (deficit)	(11,789)	14,852
Noncontrolling interest	(611)	(91)

Total Stockholders’ Equity (Deficit)	(12,400)	14,761

Total Liabilities and Stockholders’ Equity (Deficit)	$61,820	$21,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the period January 21, 2020 (Inception) – June 30, 2020
	2021	2020
Operating expense:
Research and development	$3,473	$13	$4,099	$59
Selling, general and administrative	5,800	155	8,946	234

Total operating expenses	9,273	168	13,045	293

Loss from operations	(9,273)	(168)	(13,045)	(293)

Other income (expense):
Foreign currency exchange loss and other expense	(30)	—	(59)
Interest income	42	—	44
Interest expense	(449)	(4)	(5,039)	(5)

Total other expense	(437)	(4)	(5,054)	(5)

Net loss	$(9,710)	$(172)	$(18,099)	$(298)
Net loss attributable to noncontrolling interest	(289)	—	(531)	—

Net loss attributable to Hyzon	(9,421)	(172)	(17,568)	(298)

Comprehensive loss:
Net loss	$(9,710)	$(172)	$(18,099)	$(298)
Foreign currency translation adjustment	(55)	—	(86)	—

Comprehensive loss	$(9,765)	$(172)	$(18,185)	$(298)

Comprehensive loss attributable to noncontrolling interest	(287)	—	(520)	—

Comprehensive loss attributable to Hyzon	$(9,478)	$(172)	$(17,665)	$(298)
Net loss per share attributable to Hyzon:

Basic and diluted	$(.10)	$(.00)	$(.19)	$(.00)

Weighted average common shares outstanding:
Basic and diluted	93,819,835	83,750,000	93,806,549	83,750,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31 AND JUNE 30, 2021

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Hyzon Motors Inc. stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2020	93,750,000	$94	29,045	(14,271)	(16)	14,852	(91)	$14,761
Exercise of stock options	65,000	—	187	—	—	187	—	187
Stock-based compensation	—	—	290	—	—	290	—	290
IP transaction – deemed distribution	—	—	(10,000)	—	—	(10,000)	—	(10,000)
Net loss attributable to Hyzon	—	—	—	(8,147)	—	(8,147)	—	(8,147)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	(242)	(242)
Foreign currency translation loss	—	—	—	—	(38)	(38)	9	(29)

Balance at March 31, 2021	93,815,000	$94	19,522	(22,418)	(54)	(2,856)	(324)	$(3,180)
Exercise of stock options	10,000	—	3	—	—	3	—	3
Stock-based compensation	—	—	526	—	—	526	—	526
Net loss attributable to Hyzon	—	—	—	(9,421)	—	(9,421)	—	(9,421)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	(289)	(289)
Foreign currency translation loss	—	—	—	—	(41)	(41)	2	(39)

Balance at June 30, 2021	93,825,000	$94	20,051	(31,839)	(95)	(11,789)	(611)	(12,400)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOR THE PERIOD JANUARY 21, 2020 (INCEPTION) TO MARCH 31, 2020 AND THE PERIOD JANUARY 21, 2020

(INCEPTION) TO JUNE 30, 2020

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Hyzon Motors Inc. stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 21, 2020 (Inception)	83,750,000	$84	—	—	—	84	—	84
Net loss attributable to Hyzon	—	—	—	(124)	—	(124)	—	(124)

Balance at March 31, 2020	83,750,000	$84	—	(124)	—	(40)	—	(40)
Net loss attributable to Hyzon	—	—	—	(172)	—	(172)	—	(172)

Balance at June 30, 2020	83,750,000	$84	—	(296)	—	(212)	—	(212)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the six months ended June 30, 2021	For the period January 21, 2020 (Inception) - June 30, 2020
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(18,099)	$(298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	221	—
Reduction in the carrying amount of right of use assets	148	25
Stock-based compensation	877	—
Noncash interest expense	4,901	—
Changes in:
Accounts Receivable	(1,150)	—
Inventory	(1,053)	—
Prepaid expenses and other current assets	(8,723)	—
Other assets	(164)	(14)
Accounts payable	839	—
Accrued professional fees and other current liabilities	2,486	—
Operating lease liabilities	(105)	—
Related party payables	(899)	386
Contract liabilities	1,237	—

Net cash used in operating activities	(19,484)	99

Cash Flows from Investing Activities:
Purchases of property and equipment	(6,685)	—
Advanced payments for capital expenditures	(2,224)	—
Investment in equity securities	(123)	—

Net cash used in investing activities	(9,032)	—

Cash Flows from Financing Activities:		—
Exercise of stock options	190	—
Payment of finance lease liability	(76)	(3)
Debt issuance costs	(133)	—
Proceeds from issuance of convertible notes	45,000	—
Deferred merger transaction costs	(514)	—

Net cash provided by (used in) financing activities	44,467	(3)

Effect of exchange rate changes on cash	(66)	—

Net change in cash and restricted cash	15,885	96
Cash—Beginning	17,139	—

Cash and restricted cash —Ending	$33,024	$96

Supplemental schedule of non-cash investing activities and financing activities:
Merger transaction costs included in accrued expenses	2,758	—
Issuance of common stock at inception included in net related party payable	—	84
Horizon license agreement payable	10,000	—
Lease assets obtained in exchange for lease obligations:
Operating leases	1,206	—
Finance leases	—	886

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 1: NATURE OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Hyzon Motors Inc. (“Hyzon” or “the Company”), headquartered in Honeoye Falls, New York, was incorporated in the State of Delaware on January 21, 2020 as a wholly owned subsidiary of Hymas Pte. Ltd. (“Hymas”). Hymas is a wholly owned subsidiary of Horizon Fuel Cell Technologies (“Horizon”). Hyzon was formed to focus on accelerating the energy transition through the manufacturing and supply of hydrogen fuel cell-powered commercial vehicles across the North American, European, and Australasian regions. Since its inception, the Company has devoted substantially all of its efforts in research and development activities, including recruiting management and technical staff, raising capital, building the infrastructure to support the future production of Hydrogen Fuel Cell trucks and buses and supply of hydrogen fuel cell systems for forklift, truck, bus, aircraft, train, and marine applications, and has not yet generated any revenue.

On October 30, 2020, Hyzon entered into a joint venture agreement (the “JV Agreement”) with Holthausen Clean Technology Investment B.V. (“Holthausen”) (together referred to as the “Shareholders”) to establish a venture in the Netherlands called Hyzon Motors Europe B.V. (“Hyzon Europe”). The Shareholders will combine their resources in accordance with the JV Agreement, with the intention to mass commercialize fuel cell trucks within the European Union and nearby markets such as the United Kingdom, the Nordic countries and Switzerland through Hyzon Europe. Hyzon and Holthausen have 50.5% and 49.5% ownership interest in the equity of Hyzon Europe, respectively.

On February 8, 2021, the Company entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) with Decarbonization Plus Acquisition Corporation (“DCRB”) to affect a business combination between DCRB and the Company with DRCB Merger Sub Inc. a wholly owned subsidiary of DCRB, merging with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of DCRB. The transaction was unanimously approved by DCRB’s Board of Directors and was approved at a special meeting of DCRB’s stockholders on July 15, 2021. On July 16, 2021 the Company completed its business combination with DCRB. Concurrent with the completion of the business combination, DCRB changed its name to “Hyzon Motors Inc.” (the post-combination entity). Commencing at the open of trading on July 19, 2021, Hyzon’s Class A common stock and Hyzon’s warrants began trading on The Nasdaq Global Select market (“Nasdaq”) under the symbols “HYZN” and “HYZNW,” respectively.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements and related disclosures have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) pursuant to the requirements and rules of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance refers to US GAAP as found in US Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of Hyzon Motors Inc. and our subsidiaries and consolidated affiliates, Hyzon Motors Australia, Hyzon Europe, and Hyzon China. All intercompany accounts and transactions are eliminated in consolidation. Hyzon Europe has been determined to be a variable-interest entity, and the Company has determined that it is the primary beneficiary, and accordingly, the results are included in the Company’s condensed consolidated financial statements. The 49.5% interest not owned by the Company is accounted for as a noncontrolling interest.

Unaudited Condensed Interim Financial Information

The condensed consolidated balance sheet as of December 31, 2020 was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP. The accompanying unaudited condensed consolidated financial statements as of June 30, 2021, for the three and six months ended June 30, 2021, three months ended June 30, 2020, and the period from inception (January 21, 2020) to June 30, 2020, have been prepared by the

Company, pursuant to the rules and regulations of the SEC, for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the period from inception to December 31, 2020 included elsewhere in this document. In the opinion of management, all adjustments, including those of a normal recurring nature necessary for a fair presentation of the Company’s consolidated financial position as of June 30, 2021 and consolidated results of operations for the three and six months ended June 30, 2021, three months ended June 30, 2020, and the period from inception (January 21, 2020) to June 30, 2020 and consolidated cash flows for the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020 have been made. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2021.

Liquidity

As a startup company with significant growth plans, the Company’s ability to access capital is critical.

In accordance with ASC Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through June 30, 2021, the Company has funded its operations primarily with cash flows from proceeds from the sale of its common stock and proceeds from issuance of convertible notes. However, the Company has recognized net losses since inception and has an accumulated deficit of $31.8 million as of June 30, 2021.

The Company had $32.4 million in unrestricted cash on hand as of June 30, 2021. On July 16, 2021 the Company received $506.2 million in cash, net of transaction costs as a result of the business combination between DCRB and the Company (see Subsequent Events in Note 13). Management expects that the Company’s cash will be sufficient to meet its liquidity requirements for at least one year from the issuance date of these condensed consolidated financial statements.

Risks and Uncertainties

The Company is subject to a variety of risks and uncertainties common to early stage companies that have not yet commenced principle operations including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and the ability to secure additional capital to fund operations.

NOTE 2: Summary of Significant Accounting Policies

SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, to the Company’s consolidated annual financial statements for the year ended December 31, 2020. There have been no material changes to the significant accounting policies during the three-month and six-month periods ended June 30, 2021 except for the new or updated policies noted.

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal. The Company has presented restricted cash separately from cash on the condensed consolidated balance sheets as of June 30, 2021. Restricted cash of $650 thousand is included in restricted cash and other assets and is related primarily to the Company’s lease in greater Chicago. The Company did not have any restricted cash at December 31, 2020.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6 to these condensed consolidated financial statements):

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

NOTE 3: Revenues

Contract liabilities

Contract liabilities relate to the advance consideration received from customers for products and services prior to satisfying a performance obligation or in excess of amounts allocated to a previously satisfied performance obligation. These amounts are included within contact liabilities in the accompanying condensed consolidated balance sheets.

The carrying amount of contract liabilities included in the accompanying condensed consolidated balance sheets was $3.8 million and $2.6 million at June 30, 2021 and December 31, 2020, respectively.

The transaction price associated with remaining performance obligations related to orders for commercial vehicles and other contracts with customers was $32.7 million and $10.0 million as of June 30, 2021 and December 31, 2020, respectively. The Company expects to recognize $14.9 million of its remaining performance obligations as revenue over the next 12 months, and $17.8 million of its remaining performance obligations as revenue over the 12 months thereafter. The Company’s orders each include terms permitting the counterparty to cancel or suspend some or all of their obligations thereunder without cause, with little or no prior notice and without penalty or early termination payments.

NOTE 4: Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at June 30, 2021 and December 31, 2020:

(in thousands)	At June 30, 2021	At December 31, 2020
Deposit for fuel cell components (see Note 10)	5,000	—
Vehicle inventory deposits	4,251	577
Production equipment deposits	2,224	—
Other current deposits	259	271

Total prepaid expenses and other current assets	11,734	848

NOTE 5: Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at June 30, 2021 and December 31, 2020:

(In thousands)	At June 30, 2021	At December 31, 2020
Land and building	2,397	—
Machinery and equipment	4,056	371
Software	168	—
Leasehold improvements	197	—
Construction in progress	344	60
Less: Accumulated depreciation and amortization	(234)	(13)

Property and equipment, net	6,928	418

Depreciation and amortization expense totaled $165 thousand and $221 thousand for the three months and six months ended June 30, 2021. There was no depreciation and amortization expense for the three months ended June 30, 2020 and the period from inception (January 21, 2020) to June 30, 2020.

In January 2021, the Company purchased a facility for $2.3 million in cash. The facility houses certain administrative functions and planned manufacturing of engines and hydrogen fuel cell storage systems.

NOTE 6: Convertible Notes

In February 2021, the Company entered into a Convertible Notes Purchase Agreement with certain investors for the purchase and sale of $45 million in Convertible Notes (the “Convertible Notes”). The Convertible Notes, which were scheduled to mature on February 1, 2023, converted to 5.0 million shares of Class A common stock on July 16, 2021 upon the closing of the transaction with DCRB at a ratio based on 90% of the price per share paid by external investors in the transaction with DCRB (see Subsequent Events in Note 13).

The Convertible Notes accrued interest at an annual rate of 1% commencing upon issuance and compounding semi-annually on each August 1 and February 1. Interest was payable by increasing the principal amount of the Convertible Notes (with such increased amount accruing interest as well) on each interest payment due date.

As the Convertible Notes contained various settlement outcomes, the Company evaluated each scenario for accounting purposes. The conversion features settled at discounts upon certain financing events were determined to be redemption features and were evaluated as embedded derivatives and bifurcated from the Convertible Notes due to the substantial premium to be paid upon redemption. At issuance, option-based features were determined to have a de minimis fair value, and non-option-based features were bifurcated assuming the issuance fair value was zero. Changes in the derivative liability fair values are reported in operating results each reporting period.

As of June 30, 2021, the Company valued the bifurcated embedded derivative associated with the automatic conversion triggered by the business combination with DCRB at $4.75 million, based on the probability weighted average of possible outcomes related to the feature (a Level 3 input). Based on the inclusion of the bifurcated embedded derivative in the carrying value of convertible notes payable, the Company has determined that the carrying value of the notes approximates fair value as of June 30, 2021.

During the three months ended June 30, 2021, the Company recorded $124 thousand of interest expense related to the stated interest for the Convertible Notes and $250 thousand related to the change in the value of the bifurcated embedded derivative within interest expense.

During the six months ended June 30, 2021, the Company recorded $193 thousand of interest expense related to the stated interest for the Convertible Notes and $4.75 million related to the change in the value of the bifurcated embedded derivative within interest expense.

NOTE 7: Income Taxes

The Company did not record a provision for income taxes for the three or six months ended June 30, 2021 because it expects to generate a loss for the year ending December 31, 2021 and the Company’s net deferred tax assets continue to be fully offset by a valuation allowance.

As of June 30, 2021, and December 31, 2020, the Company had deferred tax assets of approximately $9.0 million and $3.1 million, respectively, each of which was fully offset by a valuation allowance. During the three months ended June 30, 2021 and June 30, 2020, the Company did not record an income tax benefit (expense) as a result of the full valuation allowances recorded against its deferred tax assets. During the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020, the Company did not record an income tax benefit (expense) as a result of the full valuation allowances recorded against its deferred tax assets.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its positions.

NOTE 8: Commitments and Contingencies

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims in the ordinary course of business. We currently believe that we are not a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations. Regardless of outcome, such proceeding or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

In connection with our acquisition by DCRB (our predecessor company), certain of DCRB’s stockholders filed lawsuits against DCRB and its directors asserting claims for breaches of fiduciary duty. These complaints allege that the DCRB board members breached their fiduciary duties by in connection with the merger by allegedly agreeing to the transaction following an inadequate process and at an unfair price, and by allegedly disseminating inaccurate or incomplete information concerning the transaction. These complaints seek, among other things, injunctive relief and an award of attorneys’ fees. The defendants in these cases have not yet answered these complaints and we believe that these pending and threatened lawsuits are without merit.

NOTE 9: Stock Compensation

During the three months ended June 30, 2021, the Company did not grant any stock options. During the six months ended June 30, 2021, the Company granted 76,000 stock options with a weighted average grant date fair value of $2.97 per share that vest over five years. During the three months ended June 30, 2021, 10,000 options were exercised resulting in proceeds of $3 thousand, and 20,000 options were forfeited. During the six months ended June 30, 2021, 75,000 options were exercised resulting in proceeds of $190 thousand, and 26,000 options were forfeited. There was no option activity in the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

The Company granted 500,000 restricted stock units during the three months ended June 30, 2021 with a weighted average grant date fair value of $9.10 per share. The Company granted 992,000 restricted stock units during the six months ended June 30, 2021 with a weighted average grant date fair value of $8.39 per share. The restricted stock units granted during the three months and six months ended June 30, 2021 vest over period ranging from four to five years. The Company did not grant restricted stock units in the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

As of June 30, 2021, there were 11,347,500 options with a weighted average exercise value of $2.01, and 992,000 restricted stock units outstanding. There were no stock options or restricted stock units outstanding as of June 30, 2020. The Company recognized stock-based compensation costs of $580 thousand in the three months ended June 30, 2021, and $877 thousand during the six months ended June 30, 2021 related to the vesting of stock options and restricted stock units granted in the current and prior periods.

NOTE 10: Related Party Transactions

Horizon IP Agreement

In January 2021, the Company entered into an intellectual property agreement (the “Horizon IP Agreement”) with Jiangsu Qingneng New Energy Technologies Co., Ltd. and Shanghai Qingneng Horizon New Energy Ltd. (together, “JS Horizon”) both of which are affiliates of the Company’s ultimate parent, Horizon. Under the Horizon IP Agreement, JS Horizon assigned to the Company a joint ownership interest in certain intellectual property rights previously developed by JS Horizon (“Background IP”), and each of Hyzon and JS Horizon granted to the other, within such other party’s field of use, exclusive licenses under their respective joint ownership rights in the Background IP, as well as their rights in improvements made in the future with respect to such Background IP. Under that agreement, the Company also grants JS Horizon a perpetual non-exclusive license under certain provisional patent applications (and any patents issuing therefrom), as well as improvements thereto.

The Horizon IP Agreement revised and clarified the intellectual property arrangements existing as of the Company’s inception, as set forth under two previous agreements. Under a License Agreement made effective at the time of the Company’s inception (the “License Agreement”), the Company received an exclusive license under certain of the Background IP. That agreement was later terminated and replaced with a Partial Assignment Agreement of Fuel Cell Technology, dated November 19, 2020 (the “Partial Assignment Agreement”), which contemplated a joint ownership structure with respect to certain of the Background IP similar to the structure set forth under the now existing Horizon IP Agreement. Both the original License Agreement and Partial Assignment Agreement have been superseded by the Horizon IP Agreement.

Under the terms of the Horizon IP Agreement, the Company will pay Horizon fixed payments of $10 million in 2021 as consideration for the rights it receives under the Background IP and improvements thereto, which is recorded as a liability at June 30, 2021. Because the Company is under common control with Horizon and JS Horizon, the cost of the intellectual property transferred should equal the historical cost of the Company’s ultimate parent, Horizon. Due to the creation of the Background IP through research and development over a long period of time, the historical cost of the intellectual property acquired is zero. As such, no asset was recorded for the Background IP on the Company’s balance sheet. The difference between the fixed amounts payable to JS Horizon and the historical cost are treated as a deemed distribution to Horizon, given the common control.

Related Party Payables and Receivables

Horizon Fuel Cell Technologies and Related Subsidiaries

Hyzon utilizes Horizon Fuel Cell Technologies to supply certain fuel cell components. In March 2021, the Company made a deposit payment to Horizon in the amount of $5 million to secure fuel cell components. This payment is included in prepaid expenses as none of the components have yet been received.

Certain employees of Horizon and its affiliates provide services to the Company. Based on an analysis of the compensation costs incurred by Horizon and an estimate of the proportion of effort spent by such employees on each entity, an allocation of approximately $537 thousand and $125 thousand was recorded in the Company’s condensed consolidated statements of operations and comprehensive loss related to such services for the three months ended June 30, 2021 and June 30, 2020, respectively. An allocation of approximately $631 thousand and $249 thousand was recorded in the Company’s condensed consolidated statements of operations and comprehensive loss related to such services for the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020, respectively. While the Company routinely settles intercompany activity in cash, the related party liability to Horizon and affiliates is $548 thousand and $560 thousand as of June 30, 2021 and December 31, 2020, respectively.

Holthausen

The Company entered into a joint venture agreement in October 2020 to create Hyzon Motors Europe with Holthausen. As Hyzon Motors Europe builds out its production facilities, it relies on Holthausen for certain production resources that result in related party transactions. In addition, both companies rely on certain suppliers including Horizon Fuel Cell Technologies. During the three months ended June 30, 2021, the Company transferred inventory purchased from Horizon amounting to $1.2 million to Holthausen at cost and recorded a related party receivable as a result for $1.2 million. The Company has a net related party receivable in the amount of $887 thousand due from Holthausen as of June 30, 2021.

In July 2021, Holthausen assigned certain sales contracts with an aggregate value of $4.3 million to Hyzon Motors Europe, which will become contract liabilities for the Company. In conjunction with this assignment, Hyzon Motors Europe purchased in-process inventory in the amount of $2.3 million from Holthausen.

NOTE 11: Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results by the different operating segments. As of June 30, 2021, the Company is composed of four operating segments representing its operations in the U.S., Australia, Europe, and China. Based on the limited nature of the Australia, Europe, and China operating segments for the period, the Company has determined that only the U.S. qualifies as a reportable segment as defined by ASC Topic 280.

NOTE 12: Net Loss per Share

The Company computes basic net loss per share using net loss attributable to Hyzon common stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended June 30, 2021 and 2020, and for the six months ended June 30, 2021 and the period from inception (January 21, 2020 to June 30, 2020 (in thousands, except share and per share data):

	For the three months ended June 30, 2021	For the three months ended June 30, 2020	For the six months ended June 30, 2021	For the period from inception (January 21, 2020) to June 30 2020.
Net loss attributable to Hyzon	($9,421)	($172)	($17,568)	($298)
Weighted average shares outstanding	93,819,835	83,750,000	93,806,549	83,750,000

Earnings per common share – basic and diluted	($0.10)	$0.00	($0.19)	$0.00

For all periods presented the effect of dilutive securities, including stock options and restricted stock units were excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the period and their inclusion would be antidilutive. Anti-dilutive securities excluded for the three and six month periods ended June 30, 2021 were approximately 12.3 million shares, for both periods. There were no potentially dilutive securities for the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

NOTE 13: Subsequent Events

The Company has evaluated subsequent events through August 13, 2021, which is the date which the condensed consolidated financial statements were available to be issued and is not aware of any material events other than those described below.

Merger Transaction

On July 16, 2021, the Company consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement and Plan of Reorganization, dated as of February 8, 2021 (the “Business Combination Agreement”), by and among the Company, DCRB and DCRB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRB (“Merger Sub”). Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Company became a direct wholly owned subsidiary of DCRB. In connection with these transactions, DCRB changed its name to “Hyzon Motors Inc.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, DCRB is treated as the “acquired” company for financial reporting purposes.

As a result of the Business Combination, each share of common stock of the Company, par value $0.001 per share was converted into the right to receive 1.7720 shares of Class A common stock, par value $0.0001 per share of the post-combination company, resulting in the issuance of approximately 180.3 million shares of Class A common stock. Additionally, the post combination company reserved for issuance approximately 21.7 million shares of Class A common stock in respect of options and restricted stock units issued in exchange for outstanding options, restricted stock units, and warrants of the Company.

As previously announced, DCRB held subscription agreements with certain investors to issue and sell an aggregate of 35,500,000 shares of Class A Common Stock of DCRB for $10.00 per share for an aggregate commitment of $355,000,000 (the “PIPE Financing”). At the closing of the Business Combination, DCRB consummated the PIPE Financing and those proceeds became part of the post-combination company.

Pursuant to the terms of the Convertible Notes described in Note 6, immediately prior to the Business Combination the outstanding principal of $45 million as well as the accrued interest on the Convertible Notes automatically converted into shares of the Company at a price per share equal to 90% of the price per share paid by the PIPE Investors, and upon the closing, converted into 5,022,052 shares of common stock of the post-combination company.

Immediately after giving effect to the Business Combination, PIPE Financing, and Convertible Note conversion described above, there were 246,994,208 shares of Class A common stock of the post-combination company issued and outstanding.

The Business Combination and PIPE Financing generated gross proceeds of approximately $559.8 million of cash for the post-combination company. Total transaction costs for the Business Combination were approximately $53.4 million.

Earn Out Shares

Following the closing of the Business Combination, holders of the Company’s legacy common stock and outstanding equity awards (including warrant, stock option and RSU holders) were granted the right to receive up to an aggregate amount of 23,250,000 shares of Class A common stock that would vest in in three tranches of 9,000,000, 9,000,000 and 5,250,000 shares if the trading price of the common stock of the post-combination company achieves $18, $20 or $35 as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within five years following the closing date of the Business Combination, provided that in no event will the issuance of the 5,250,000 earnout shares occur prior to the one year anniversary of the closing date.

Raven SR Investment

On July 29, 2021 the Company entered into a Master Hub Agreement with Raven SR, LLC (Raven SR) whereby Raven SR granted to the Company a right of first refusal to co-invest in up to 100 of Raven SR’s first 200 solid waste-to-hydrogen generation and production facilities (hubs), and up to 150 of Raven SR’s gas-to-hydrogen generation and production facilities across the United States on a hub-by-hub basis. In connection with agreement, Hyzon paid Raven SR $2.5 million on July 30, 2021 to acquire a minority interest in Raven.

Insurance Policy

In August 2021, the Company paid $9.1 million for a directors and officers liability insurance policy covering a 12-month period ending July 2022.

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF Hyzon

The following discussion and analysis provides information that Hyzon’s management believes is relevant to an assessment and understanding of Hyzon’s consolidated results of operations and financial condition. This discussion should be read in conjunction with Hyzon’s consolidated financial statements and notes thereto included as a part of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operation is attached. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” or in other parts of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operation is attached. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon” to “Hyzon,” “we,” “us,” and “our” are intended to mean the business and operations of Hyzon Motors Inc. and its consolidated subsidiaries prior to the business combination and to New Hyzon and its consolidated subsidiaries following the consummation of the business combination. Defined terms included but not defined herein shall have the same meaning as terms defined in the Definitive Proxy Statement (the “Proxy”) of DCRB filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2021.

Overview

Hyzon was founded for the purpose of commercializing seventeen years of hydrogen fuel cell research through the design, development and assembly of hydrogen-powered commercial vehicles and fuel cell systems. Headquartered in Rochester, New York, with operations in Europe, Singapore, Australia and China, Hyzon aims to accelerate the energy transition toward hydrogen and become the industry-leader in the hydrogen-powered commercial mobility sector.

As the transportation sector transitions to hydrogen energy, Hyzon’s key competitive advantage over other hydrogen-powered vehicle providers is that the technology underlying its hydrogen fuel cell systems has already been deployed, on the road, in approximately 500 commercial vehicles. This means that Hyzon can offer customers commercial vehicles using road-tested Proton Exchange Membrane (“PEM”) high power-density fuel cell stacks with power up to 240 kW, meeting the power requirements of most commercial vehicles.

Hyzon intends to integrate these PEM fuel cell stacks and related technology into a range of Hyzon-branded products, including medium and heavy-duty trucks, and city and coach buses. These vehicles are expected to also include electric propulsion systems, hydrogen fuel storage systems and vehicle controls integrated into commercially available and widely deployed truck bodies and chassis sourced from third-party OEMs. While Hyzon has reported no revenues through June 30, 2021, the Company delivered its first hydrogen-powered vehicle in July 2021 in support of a multinational dairy company’s transition of its fleet to zero carbon emissions.

In addition, Hyzon is in the early stages of designing its SuperH2Truck™, a purpose-built hydrogen-powered truck with a fuel-cell optimized chassis that is expected to be available by 2025.

Hyzon also already integrates its and its affiliated companies’ proprietary PEM fuel cell stacks into hydrogen solutions for customers using their private labels based on customer specifications. Hyzon performs integration for on and off-road transportation applications as well as rail and aviation customers and plans to expand its integration activities across maritime and other applications in the future. Hyzon expects the opportunities in these sectors to continue to expand with the rapid technological advances in hydrogen-powered fuel cells and the increasing investments in hydrogen production, storage and refueling infrastructure around the world.

Hyzon’s commercial vehicle business will initially be focused on manufacturing and supplying heavy-duty (Class 8) trucks, medium-duty (Class 6) trucks and 40- and 60-foot (12 and 18-meter) city and coach buses to commercial vehicle operators. On road, Hyzon’s potential customers include shipping and logistics companies and retail customers with large distribution networks, such as grocery retailers, food and beverage companies, and government agencies around the world. Off-road, Hyzon’s potential customers include mining and port equipment manufacturers and operators. These strategic customer groups generally employ a back-to-base model where their vehicles return to a central “base” between operations, thereby allowing operators to have fueling independence as the necessary hydrogen can be produced locally at or proximate to the central base and dispensed at optimally-configured hydrogen refueling stations. Hyzon’s fuel cell technologies are also compatible with light commercial vehicles among other applications. Hyzon plans to expand its range of products and hydrogen solutions if the transportation sector increasingly adopts hydrogen power and investments are made in hydrogen production and related infrastructure in accordance with Hyzon’s expectations.

As of June 30, 2021, Hyzon has received orders from customers in an aggregate value of approximately $32.7 million from companies around the world, and Hyzon’s customers have paid $2.6 million in deposits in respect of such orders. Hyzon’s orders each include terms permitting the counterparty to cancel or suspend some or all of their obligations thereunder without cause, with little or no prior notice and without penalty or early termination payments. However, Hyzon currently expects that these orders will be fulfilled and has determined that each contract with a customer exists in accordance with ASC 606-10-25-1. The transaction price associated with the subset of these contracts entered into prior to June 30, 2021 has accordingly been disclosed as a remaining performance obligation pursuant to ASC 606-10-50-13 through 50-15 (refer to Note 3: Revenues, within the Notes to Hyzon’s Condensed Consolidated Financial Statements).

The Business Combination

On February 8, 2021, Hyzon entered into the Business Combination Agreement with DCRB and Merger Sub pursuant to which Merger Sub merged with and into Hyzon, with Hyzon surviving the merger as a wholly owned subsidiary of DCRB. The transaction closed on July 16, 2021. Following the closing of the business combination, the post-combination company has been named Hyzon Motors Inc., began listing on Nasdaq and trades under the symbols “HYZN” and “HYZNW.” The business combination generated proceeds of approximately $506.2 million of cash, net of transaction costs and redemptions by DCRB’s public stockholders. This includes an aggregate of $355 million of proceeds from the PIPE Financing at $10.00 per PIPE Share. Hyzon’s cash on hand after giving effect to this transaction, including transaction costs and expenses, is expected to be used for general corporate purposes, including developing infrastructure and supply chain, acquiring and leasing equipment for manufacturing, and investing in research and development.

COVID-19 Pandemic

The COVID-19 pandemic is currently impacting countries, communities, supply chains, and the global financial markets. Governments have imposed laws requiring social distancing, travel restrictions, shutdowns of businesses and quarantines, among others, and these laws may limit Hyzon’s ability to meet with potential customers or partners, or affect the ability of Hyzon’s personnel, suppliers, partners and customers to operate in the ordinary course. Depending on the severity and longevity of the COVID-19 pandemic, which is highly uncertain and cannot be predicted, these factors, in turn, may materially adversely affect Hyzon’s operations, financial position and cash flows.

Key Trends and Uncertainties

Hyzon believes that its performance and future success depend on several factors that present significant opportunities for Hyzon but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors — Risks Related to Hyzon.”

Commercial Launch of Hyzon-branded commercial vehicles and other hydrogen solutions

Hyzon has reported no revenues through June 30, 2021, and Hyzon’s business model has yet to be tested. Hyzon’s ability to create a sustainable business may be adversely affected by its current financial condition, access to equity and debt financing, general economic conditions which can be cyclical in nature along with prolonged recessionary periods, and other economic and political situations. The planned operations of Hyzon, including the construction of required manufacturing facilities and the achievement of research and development milestones, are dependent upon its ability to raise additional capital, obtain additional financing, and/or generate positive cash flows from operations. Management believes that it will be able to obtain debt financing and expects to finance its operations through a combination of debt financings, merger proceeds from the business combination, PIPE Financing, and available cash. However, Hyzon can give no assurances that it will be successful in achieving its plans or that such additional financing will be available or, if available, on terms acceptable to Hyzon. Should Hyzon not be successful in obtaining the necessary additional financing to fund its operations, and ultimately achieve adequate profitability and cash flows from operations, Hyzon would need to curtail certain or all of its operating activities.

Customer Demand

Hyzon has a limited number of current customers, and there is no assurance as to the accuracy of Hyzon’s sales pipeline, or that Hyzon will be able to convert non-binding letters of intent or memoranda of understanding into binding orders or sales, or that Hyzon will be able to identify and secure additional customers. Through June 30, 2021, Hyzon has produced only technology validation units, and there is no assurance that Hyzon will be able to establish and operate facilities capable of producing its hydrogen fuel cell systems or assemble its hydrogen-powered commercial vehicles in appropriate volumes and at competitive costs or at all.

Supplier Relationships

Hyzon also depends on third parties, including on its parent company Horizon, for supply of key inputs and components for its products, such as fuel cells and automotive parts. Hyzon intends to negotiate potential relationships with industry-leading OEMs to supply chassis for its Hyzon-branded vehicles but does not yet have a binding agreement and there is no guarantee that a definitive agreement will be reached. Such suppliers, including Horizon, may be unable to deliver the inputs and components necessary for Hyzon to produce its hydrogen-powered commercial vehicles or hydrogen fuel cell systems at prices, volumes, and specifications acceptable to Hyzon. If Hyzon is unable to source required inputs and other components from third parties on acceptable terms, it could have a material adverse effect on its business and results of operations.

Market Trends and Competition

The last ten years have seen the rapid development of alternative energy solutions in the transportation space. Hyzon believes this growth will continue to accelerate as increased product offerings, technological developments, reduced costs, additional supporting infrastructure, and increased global focus on climate goals drive broader adoption.

Hyzon believes that commercial vehicle operators, its initial target market, will be driven towards hydrogen-powered commercial vehicles predominantly by the need to decarbonize activities, but also by the potential for lower total cost of ownership in comparison to the cost of ownership associated with traditional gasoline and diesel internal combustion engine vehicles. Hyzon’s fuel cell technology can be deployed across a broad range of mobility applications, including on-road, off-road, rail, maritime and aviation.

The competitive landscape for Hyzon’s commercial vehicles ranges from vehicles relying on legacy internal combustion engines, to extended range electric and battery electric engines, to other hydrogen fuel cell and alternative low-to-no carbon emission propulsion vehicles. Competitors include well established vehicle companies already deploying vehicles using internal fuel cell technology and other heavy vehicle companies that have announced their plans to offer fuel cell trucks in the future. Hyzon also faces competition from other fuel cell manufacturers. Hyzon believes that it is well positioned to capitalize on growth in demand for alternative low-to-no carbon emission propulsion vehicles due to the numerous benefits of hydrogen power, including hydrogen’s abundance and ability to be produced locally and the generally faster refueling times for hydrogen-powered commercial vehicles, as compared to electricity-powered vehicles. However, in order to successfully execute on its business plan, Hyzon must continue to innovate and convert successful research and development efforts into differentiated products, including new commercial vehicle models.

Hyzon’s current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than Hyzon. Hyzon’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their internal combustion, alternative fuel and electric truck programs.

Regulatory Landscape

Hyzon operates in a highly regulated industry. The failure to comply with laws or regulations could subject Hyzon to significant regulatory risk and changing laws and regulations and changing enforcement policies and priorities could adversely affect Hyzon’s business, prospects, financial condition and operating results. Hyzon may be also required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Hyzon depends on global customers and suppliers, and adverse changes in governmental policy or trade regimes could significantly impact the competitiveness of Hyzon’s products. Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Hyzon’s business and future profitability. See the section entitled “Information about Hyzon – Government Regulations” in the Proxy.

Results of Operations

Three Months Ended June 30, 2021 and 2020

Hyzon was formed and commenced operations on January 21, 2020. As a result, it has a very limited operating history from inception and limited prior period comparable information is available to be presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon.”

Hyzon has yet to generate revenues through June 30, 2021. Operating expenses for the three months ended June 30, 2021 were $9.3 million compared to $168 thousand for the three months ended June 30, 2020. Operating expenses consist of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses. Research and development expenses represent costs incurred to support activities that advance the development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs.

Research and development expenses were $3.5 million and $13 thousand in the three months ended June 30, 2021 and June 30, 2020, respectively. The increase was due primarily to higher headcount and expansion of our geographic footprint. Stock compensation included research and development expenses amounted to $242 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. We expect research and development expenses to increase significantly and become a larger percentage of our operating expenses going forward as we build out our research facilities and expand headcount to advance our development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications.

Selling, General and Administrative Expenses. Selling expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, third party commissions, and related outreach activities. General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs.

Selling, general and administrative expenses were $5.8 million and $155 thousand in the three months ended June 30, 2021 and June 30, 2020, respectively. Within selling, general and administrative expenses, salary and related expenses were $1.5 million in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. Stock compensation included in selling, general administrative expenses amounted to $338 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. The increase in selling, general and administrative expense was primarily due to building out the Company’s corporate infrastructure and legal and accounting costs associated with the transaction. We also expect to continue to incur increased expenses, including accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements; director and officer insurance costs; and investor and public relations costs.

Foreign currency exchange gain (loss). Foreign currency exchange gain (loss) represents exchange rate gains and losses related to all transactions denominated in a currency other than Hyzon or its subsidiary’s functional currencies. Foreign currency exchange loss was $30 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020, as there were no transactions in foreign currencies in the prior period. We expect the volume of foreign currency transactions to grow significantly in the future as we continue to expand our geographic footprint.

Interest expense. Interest expense was $449 thousand in the three months ended June 30, 2021 compared to $4 thousand in the three months ended June 30, 2020. The Company’s interest expense relates primarily to the convertible debt issued in February 2021 and is comprised primarily from changes in the fair value of the embedded derivative associated with the automatic conversion provision of the convertible note. There was no debt outstanding during the three months ended June 30, 2020.

Net income (loss) attributable to non-controlling interests. Net income (loss) attributable to non-controlling interests represents results attributable to third parties in our operating subsidiaries. Net income (loss) is generally allocated based on such ownership interests held by third parties with respect to each of these entities.

Net loss attributable to non-controlling interests was $289 thousand for the three months ended June 30, 2021 compared to zero in the three months ended June 30, 2020. The change in the comparative periods is the result of the Company entering into a joint venture agreement with Holthausen Clean Technology Investment B.V. to establish a venture in the Netherlands in October of 2020.

Six Months Ended June 30, 2021 and Period from January 21, 2020 (Inception) to June 30, 2020

Operating expenses for the six months ended June 30, 2021 were $13.0 million compared to $293 thousand for the period from January 21, 2020 (Inception) to June 30, 2020. Operating expenses consist of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses

Research and development expenses were $4.1 million and $59 thousand in the six months ended June 30, 2021 and the period from January 21, 2020 (Inception) to June 30, 2020, respectively. The increase was due primarily to higher headcount and expansion of our geographic footprint. Stock compensation included in research and development expenses amounted to $430 thousand in the six months ended June 30, 2021 compared to no expense in the period from January 21, 2020 (Inception) to June 30, 2020. We expect research and development expenses to increase significantly and become a larger percentage of our operating expenses going forward as we build out our research facilities and expand headcount to advance our development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $8.9 million and $234 thousand in the six months ended June 30, 2021 and the period from January 21, 2020 (Inception) to June 30, 2020, respectively. Within selling, general and administrative expenses, salary and related expenses were $2.2 million in the six months ended June 30, 2021 compared to no expense in the period ended June 30, 2020. Stock compensation included in selling, general administrative expenses amounted to $447 thousand in the six months ended June 30, 2021 compared to no expense in the period ended June 30, 2020. The increase in selling, general and administrative expense was primarily due to building out the Company’s corporate infrastructure and legal and accounting costs. We also expect to continue to incur increased expenses, including accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements; director and officer insurance costs; and investor and public relations costs.

Foreign currency exchange gain (loss)

Foreign currency exchange loss was $59 thousand in the six months ended June 30, 2021 compared to no expense in the period January 21, 2020 (Inception) to June 30, 2020, as there were no transactions in foreign currencies in the prior period. We expect the volume of foreign currency transactions to grow significantly in the future as we continue to expand our geographic footprint.

Interest expense.

Interest expense was $5.0 million in the six months ended June 30, 2021 compared to $5 thousand in the period January 21, 2020 (Inception) to June 30, 2020. The Company’s interest expense relates primarily to the convertible debt issued in February 2021 and is comprised primarily from changes in the fair value of the embedded derivative associated with the automatic conversion provision of the convertible note. There was no debt outstanding during the period ended June 30, 2020.

Net income (loss) attributable to non-controlling interests

Net loss attributable to non-controlling interests was $531 thousand for the six months ended June 30, 2021 compared to zero in the period from January 21, 2020 (Inception) to June 30, 2020. The change in the comparative periods is the result of the Company entering into a joint venture agreement with Holthausen Clean Technology Investment B.V. to establish a venture in the Netherlands in October of 2020.

Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, if applicable. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods from April 1, 2021 through June 30, 2021; April 1, 2020 through June 30, 2020; January 1, 2021 through June 30, 2021; and January 21, 2020 (date of inception) through June 30, 2020:

	For the period April 1, 2021 through June 30, 2021	For the period April 1, 2020 through June 30, 2020
Net Loss	($9,710)	($172)
Interest (income) expense, net	$407	$4
Income tax expense (benefit)	$0	$0
Depreciation and amortization	$165	$0

EBITDA	($9,138)	($168)
Stock based compensation	$580	$0

Adjusted EBITDA	($8,558)	($168)

	For the period January 1, 2021 through June 30, 2021	For the period Janu ary 21, 2020 (inception) through June 30, 2020
Net Loss	($18,099)	($298)
Interest (income) expense, net	$4,995	$5
Income tax expense (benefit)	$0	$0
Depreciation and amortization	$221	$0

EBITDA	($12,883)	($293)
Stock based compensation	$877	$0

Adjusted EBITDA	($12,006)	($293)

Liquidity and Capital Resources

As of June 30, 2021, Hyzon had $32.4 million in unrestricted cash, positive working capital of $24.8 million, and an accumulated deficit of $31.8 million. The business combination with DCRB on July 16, 2021 generated proceeds of approximately $506.2 million of cash, net of transaction costs and redemptions by DCRB’s public stockholders. We believe that our current cash balance will provide us with adequate liquidity during the 12-month period following June 30, 2021. Our ability to continue as a going concern over the long term depends upon whether we can ultimately attain profitable operations, generate sufficient cash flow to meet our obligations, and obtain additional financing as needed.

Debt

As of June 30, 2021 Hyzon had net convertible debt of $49.6 million, which includes the note face value of $45 million, the fair value of the bifurcated embedded derivative associated with the automatic conversion triggered by the business combination with DCRB of $4.75 million, and net of deferred issuance costs of $107 thousand. The Convertible Notes were converted to 5,022,052 shares of common stock as part of the business combination with DCRB.

Cash Flows

Cash Flows for the six Months Ended June 30, 2021 and for the Period from January 21, 2020 (Inception) through June 30, 2020

Cash Flows from Operating Activities

Net cash used in operating activities was $19.5 million for the six months ended June 30, 2021, as compared to $99 thousand for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows used in operating activities for the six months ended June 30, 2021 was driven by Hyzon recording a net loss of $18.1 million, offset by noncash expenses of $6.1 million, and then reduced by payments to suppliers in the amount of $8.7 million for deposits related to inventory, offset by other changes in operating assets and liabilities in the amount of $1.2 million. The cash flows used in operating activities for the period from January 21, 2020 (Inception) through June 30, 2020 was driven by Hyzon recording a net loss of $298 thousand and increased primarily by changes in operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was $9.0 million for the six months ended June 30, 2021, as compared to zero for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows used in investing activities for the six months ended June 30, 2021 were related primarily to capital expenditures related to acquiring a facility near Rochester, NY as well as purchases of and deposits for machinery and equipment to begin production of hydrogen fuel cell systems and assembly of hydrogen storage systems. There were no similar purchases in the period January 21, 2020 (Inception) through June 30, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities was $44.5 million for the six months ended June 30, 2021, as compared to zero for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows provided by financing activities for the six months ended June 30, 2021 was due primarily to the proceeds received from issuance of convertible debt. There were no similar financing activities in the period from January 21, 2020 (Inception) through June 30, 2020.

Hyzon’s Funding Since Inception

To date, Hyzon has financed its operations primarily through a Round A equity financing, a convertible debt financing, and a public offering through a reverse merger which raised an aggregate gross proceeds of approximately $571.2 million since its inception in January 2020.

Requirements and Resources

Short-Term Liquidity Requirements

Hyzon estimates the following cash requirements over the approximately twelve month period from the date of the business combination in order to execute on its business plan:

•	approximately $40-$70 million of capital expenditures to develop infrastructure, establish supply chain, begin vehicle deliveries from existing backlog, build operation and commercial teams;

•	approximately $20-$40 million to acquire and/or lease equipment to commence manufacturing operations research and development; and

•	approximately $20-$40 million for R&D on next generation systems, generate capacity, expand geographic offering and footprint.

Hyzon believes that its cash on hand following the consummation of the business combination, including the net proceeds from DCRB’s cash in trust and the PIPE Financing will be sufficient to fund Hyzon’s post combination cash requirements until the third quarter of 2023.

Long-Term Liquidity Requirements

Hyzon estimates the following cash requirements over the period from fiscal year 2022 to 2025, in order to execute on its business plan:

•	approximately $190 to $230 million of capital expenditures to build operation and expand production capacity;

•

approximately $350 to $400 million of working capital to support increased production volume; approximately $200 to $240 million for R&D on next generation fuel cell systems, completion of the design and engineering of Hyzon’s SuperH2Truck™ and alternative hydrogen fuel cell mobility applications; and

•

approximately $580 to $630 million for general and administrative expenses to support continued growth and scale, including approximately $450 million in personnel-related expenses to expand Hyzon’s management team, workforce at its U.S. production facilities, and marketing and sales force.

•

Hyzon’s long-term priorities include substantial investments into expanded research and development capacity and new production facilities necessary to complete deliveries of nonbinding customer preorders and to ramp up sales of Hyzon-branded commercial vehicles. These activities are currently planned to occur even while Hyzon is in the process of achieving positive cash flow from its existing business activities.

•

Hyzon believes that its cash on hand following the consummation of the business combination is sufficient to fund Hyzon’s post combination cash requirements until the third quarter of 2023. In the second quarter of 2023, Hyzon plans to issue approximately $100 million in debt securities to provide required liquidity to support its operations until Hyzon achieves positive cash flow, which Hyzon expects to be in 2024.

Although Hyzon management has estimated the Company’s short and long-term liquidity requirements based on assumptions they consider to be reasonable, Hyzon may, however, need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Hyzon’s budget projections may be subject to cost overruns for reasons outside of its control and Hyzon may experience slower sales growth than anticipated, which would pose a risk to it achieving cash flow positivity. To the extent that Hyzon’s current resources are insufficient to satisfy its cash requirements, Hyzon may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Hyzon expects, Hyzon may be forced to decrease its level of investment in infrastructure development or scale back its operations, which could have an adverse impact on its business and financial prospects. If Hyzon were to require additional funding or otherwise determine it was beneficial to seek additional sources of financing, Hyzon believes it could access financing on reasonable terms. However, there can be no assurance that such financing would be available to Hyzon on favorable terms or at all.

Contractual Obligations and Commitments

Hyzon’s contractual obligations and other commitments as of June 30, 2021 include payments totaling $10 million in the aggregate due in 2021 to JS Horizon, pursuant to the terms of the Horizon IP Agreement. Please see the section below entitled “Intellectual Property” for additional information concerning the Horizon IP Agreement. This liability is reported under Horizon license agreement payable on the Condensed Consolidated Balance Sheets as of June 30, 2021.

Off-Balance Sheet Arrangements

Except as described below, we do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our financial condition or results of operations.

Critical Accounting Policies and Estimates

Hyzon’s condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s applications of accounting policies. Certain policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by management to determine appropriate assumptions to be used in certain estimates; as a result, they are subject to an inherent degree of uncertainty and are considered critical. Critical accounting policies for Hyzon include Share-based Compensation.

Share-based Compensation

Hyzon measures and recognizes compensation expense for all stock options and restricted stock awards based on the estimated fair value of the award on the grant date. The fair value is recognized as expense over the requisite service period, which is generally the vesting period of the respective award, on a straight-line basis when the only condition to vesting is continued service. If vesting is subject to a market or performance condition, recognition is based on the derived service period of the award. Expense for awards with performance conditions is estimated and adjusted based upon the assessment of the probability that the performance condition will be met.

Hyzon uses the Black-Scholes option pricing model to estimate the fair value of stock option awards with service and/or performance conditions. The Black-Scholes option pricing model requires management to make a number of assumptions, including the expected life of the option, the volatility of the underlying stock, the riskfree interest rate and expected dividends. The assumptions used in Hyzon’s Black-Scholes option-pricing model represent Hyzon management’s best estimates at the time of grant. These estimates involve a number of variables, uncertainties and assumptions and the application of Hyzon management’s judgment, as they are inherently subjective. If any assumptions change, Hyzon’s stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•

Fair Value of Common Stock. The grant date fair value of Hyzon common stock utilized in the calculation of share-based compensation was determined using valuation methodologies which utilize certain assumptions, including observations of comparable equity values and transactions, probability weighting of events, time to liquidation, a risk-adjusted interest rate, and assumptions regarding Hyzon’s projected future cash flows and growth potential.

•	Expected Term. The expected term represents the period that Hyzon’s stock options are expected to be outstanding.

•

Expected Volatility. Hyzon determines the price volatility factor based on the historical volatilities of Hyzon’s publicly traded peer group as Hyzon does not have a trading history for Hyzon’s common stock. Industry peers consist of several public companies in the automotive and energy storage industry that are similar to Hyzon in size, stage of life cycle, and financial leverage.

•	Risk-Free Interest Rate. The risk-free interest rate was based on U.S. Treasury zero-coupon securities with maturities consistent with the estimated expected term.

•	Expected Dividend Yield. Hyzon has not paid dividends on Hyzon’s common stock nor does Hyzon expect to pay dividends in the foreseeable future.

Equity Valuations

For all periods prior to the consummation of the Business Combination, there was not a market for Hyzon’s equity. Accordingly, valuations of Hyzon’s equity instruments require the application of significant estimates, assumptions, and judgments. These valuations impact share-based compensation reported in Hyzon’s financial statements. The following discussion provides additional details regarding the significant estimates, assumptions, and judgments that impact the determination of the fair values of share-based compensation awards and the common stock that comprises Hyzon’s capital structure. The following discussion also explains why these estimates, assumptions, and judgments could be subject to uncertainties and future variability.

Common Stock Valuations

Hyzon uses valuations of its common stock for various purposes, including, but not limited to, the determination of the exercise price of stock options and inclusion in the Black-Scholes option pricing model. As a privately held company, the lack of an active public market for Hyzon’s common stock requires Hyzon’s management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of Hyzon’s equity. As Hyzon’s capital structure consists of a single class of equity, Hyzon, with the assistance of a third-party valuation specialist, estimates the fair value of Hyzon’s total equity value using a combination of the comparable sales method (a market approach) and the excess earnings method (an income approach). Estimating Hyzon’s total equity value requires the application of significant judgment and assumptions. Factors considered in connection with estimating these values include:

•	Recent arms-length transactions involving the sale or transfer of Hyzon’s common stock;

•	Hyzon’s historical financial results and future financial projections;

•	The market value of equity interests in substantially similar businesses, which equity interests can be valued through nondiscretionary, objective means;

•	The lack of marketability of Hyzon’s common stock;

•	The likelihood of achieving a liquidity event, such as the business combination, given prevailing market conditions;

•	Industry outlook; and

•	General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to Hyzon’s common stock may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of Hyzon’s common stock also may involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Hyzon’s expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Hyzon’s valuations as of each valuation date and may have a material impact on the valuation of Hyzon’s common stock.

As of November 12, 2020, Hyzon’s estimated fair value of its common stock was $2.00 per share. In making this determination, Hyzon relied upon the previous Round A equity financing, which closed on November 12, 2020 as being the only reliable indication of fair value of Hyzon Common Stock before (and including) December 1, 2020. The price of the Round A capital raise was $2.00 per share of Hyzon Common Stock.

Hyzon’s estimated fair value of its common stock was $4.45 per share as of December 31, 2020. The increase in fair value was primarily due to Hyzon making progress and taking necessary steps to prepare for the Business Combination. The necessary steps undertaken to prepare for the Business Combination included meeting with DCRB and financial advisors, discussing timing expectations, negotiating a non-binding letter of intent and signing a binding exclusivity agreement between DCRB and Hyzon. As Hyzon’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Hyzon’s equity as of December 31, 2020 took into consideration the indicated equity value implied by the negotiations. While the December 31, 2020 valuation incorporated indicated equity values based upon traditional income and market approaches, consisting of the excess earnings method and comparable sales method – the valuation also incorporated the equity value implied by the business combination. Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weight the indicated equity value determined under the traditional income and market approaches and the equity value implied by Hyzon’s expected business combination with DCRB. Due to the proximity in time and observability, management placed the most significant weighting on the value as implied by the comparable sales method.

Hyzon’s estimated fair value of its common stock was $9.90 per share as of June 30, 2021. The increase in fair value from December 31, 2020 to June 30, 2021 was primarily due to Hyzon executing a non-binding letter of intent with DCRB in January 2021 and signing a Business Combination Agreement with DCRB as well as issuing a convertible note payable in the amount of $45 million in February 2021. In addition, Hyzon has made progress in procuring new orders from customers during the six months ended June 30, 2021.

As of June 30, 2021, Hyzon estimated the fair value of its common stock to be $9.90 per share, which equates to an implied equity value of $1.0 billion. The primary difference between the fair value derived on June 30, 2021 and the fair value implied by the Business Combination is that the fair value implied by the Business Combination is based only upon a scenario in which the parties complete the Business Combination and is not probability weighted, in contrast to the June 30, 2021 valuation, which considered multiple potential outcomes, some of which would have resulted in a lower value of Hyzon’s common stock than its implied transaction value.

Following the Business Combination with DCRB, it is not necessary for Hyzon’s management and its board of directors to estimate the fair value of Hyzon Common Stock, as the Class A common stock of New Hyzon is traded in the public market.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Hyzon elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Hyzon, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Hyzon is no longer considered to be an emerging growth company. At times, Hyzon may elect to early adopt a new or revised standard.

In addition, Hyzon intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Hyzon intends to rely on such exemptions, Hyzon is not required to, among other things: (a) provide an auditor’s attestation report on Hyzon’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Hyzon will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Hyzon’s first fiscal year following the fifth anniversary of the closing of DCRB’s initial public offering, (b) the last date of Hyzon’s fiscal year in which Hyzon has total annual gross revenue of at least $1.07 billion, (c) the date on which Hyzon is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Hyzon has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Material Transactions with Related Parties

Horizon IP Agreement

In January 2021, Hyzon entered into the Horizon IP Agreement with JS Horizon, part of the Horizon group of Companies, pursuant to which each of Hyzon and JS Horizon conveys to the other certain rights in intellectual property relating to Hyzon’s core fuel cell and mobility product technologies, and under which Hyzon will pay JS Horizon two fixed payments in 2021 totaling $10 million.

Horizon Supply Agreement

In January 2021, Hyzon entered into a supply agreement with Jiangsu Horizon New Energy Technologies Co. Ltd, a wholly owned subsidiary of Horizon Fuel Cell Technologies, to supply certain fuel cell components. During the three months ended March 31, 2021, the Company made a deposit payment to Horizon in the amount of $5 million for long lead time components. This payment is included in prepaid expenses as none of the components have yet been received as of June 30, 2021

Holthausen

The Company entered into a joint venture agreement in October 2020 to create Hyzon Motors Europe with Holthausen. As Hyzon Motors Europe builds out its production facilities, it relies on Holthausen for certain production resources that result in related party transactions. In addition, both companies rely on certain suppliers including Horizon Fuel Cell Technologies. During the three months ended June 30, 2021, the Company transferred inventory purchased from Horizon amounting to $1.2 million to Holthausen at cost and recorded a related party receivable as a result for $1.2 million. The Company has a net related party receivable in the amount of $887 thousand due from Holthausen as of June 30, 2021.

In July 2021, Holthausen assigned certain sales contracts with an aggregate value of $4.3 million to Hyzon Motors Europe, which will become contract liabilities for the Company. In conjunction with this assignment, Hyzon Motors Europe purchased in-process inventory in the amount of $2.3 million from Holthausen.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included but not defined herein shall have the same meaning as terms defined in the Definitive Proxy Statement (“Proxy”) of DCRB filed with the Securities and Exchange Commission on June 21, 2021.

Introduction

The following unaudited pro forma condensed combined financial statements of DCRB present the combination of the financial information of Hyzon and DCRB, adjusted to give effect to the business combination and consummation of the PIPE Financing (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 was effective on January 1, 2021; therefore, the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

DCRB is a blank check company incorporated in Delaware on September 7, 2017. DCRB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As of June 30, 2021, there was approximately $225.7 million held in the Trust Account.

Hyzon is headquartered in Rochester, New York, and was incorporated in the State of Delaware on January 21, 2020 as a wholly owned subsidiary of Horizon, a Singapore-based fuel cell company. Horizon is a privately-held fuel cell technology company focused on developing and manufacturing hydrogen fuel cell stacks and systems for a variety of mobility and non-mobility applications, including for vehicles, backup power generation, and educational programs. Horizon has operations primarily in China, Korea, Japan, Singapore, and the Czech Republic.

To our knowledge and as determined in accordance with Rule 13d-3 under the Exchange Act, the following persons are the direct beneficial owners of 5% or more of the outstanding shares of Horizon stock: George Gu, Hyzon’s Executive Chairman (17.56%), P.N. Generations LLP (10.65%), Liu Chengang (8.14%), DPCV1 Limited (7.49%) and Taras Wankewycz (6.78%), and Craig Knight, the Chief Executive Officer of Hyzon, is the direct beneficial owner of approximately 2.2% shares of Horizon stock, in each case, based on 682,810 shares of stock outstanding as of the date hereof.

Hyzon was formed to focus on accelerating the energy transition through the manufacturing and supply of hydrogen fuel cell-powered commercial vehicles across the North American, European, and Australasian regions. Since its inception, Hyzon has devoted substantially all of its efforts in building the infrastructure to support the future production of hydrogen fuel cell trucks and buses and supply of hydrogen fuel cell systems for mobility applications, recruiting management and technical staff, and raising capital. Hyzon has not yet generated any revenue. Hyzon’s rights in intellectual property relating to its core fuel cell technology is subject to the Horizon IP Agreement between Hyzon and JS Horizon, which is part of the Horizon group of companies, described further in the section of the Proxy titled “Intellectual Property.”

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed consolidated balance sheet of Hyzon with the historical unaudited condensed consolidated balance sheet of DCRB on a pro forma basis as if the Transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed consolidated statement of operations of Hyzon for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of DCRB for the six months ended June 30, 2021, giving effect to the Transactions as if they had been consummated on January 21, 2020 (inception). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Hyzon for the period from January 21, 2020 (inception) through December 31, 2020, with the historical audited consolidated statement of operations of DCRB for the year ended December 31, 2020, as restated, giving effect to the Transactions as if they had been consummated on January 21, 2020.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with DCRB’s and Hyzon’s financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DCRB,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon,” and other financial information included elsewhere in the proxy statement, which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached and Hyzon’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations which are included in the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined financial information reflects actual redemption of 2,089,323 shares of DCRB’s Class A common stock at $10.00 per share. The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Hyzon has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The former owners of Hyzon will hold a majority in the post-combination company;

•	Hyzon and its former owners will have the ability to appoint a majority of the board of directors of the post-combination company;

•	Hyzon’s existing management will comprise the management of the post-combination company;

•	The operations of the post-combination company will represent the operations of Hyzon; and

•	The post-combination company will assume Hyzon’s name and headquarters.

Hyzon has also been determined to be the predecessor entity to the post-combination company based on the same considerations listed above. Under this method of accounting, DCRB will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Hyzon issuing stock for the net assets of DCRB, accompanied by a recapitalization. The net assets of DCRB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Hyzon.

Description of the Transactions

On February 8, 2021, DCRB, Hyzon and Merger Sub entered into the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into Hyzon, with Hyzon surviving the merger as a wholly owned subsidiary of DCRB. At the Effective Time, by virtue of the Merger and without any action on the part of DCRB, Merger Sub, Hyzon or the holders of any of Hyzon’s securities:

•

each share of Hyzon Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Hyzon Common Stock resulting from the conversion of the Ascent Options, but excluding any shares of Hyzon Common Stock resulting from the conversion of Hyzon Convertible Notes described above) were canceled and converted into the right to receive (a) the number of shares of Class A Common Stock equal to the Exchange Ratio and (b) the contingent right to receive the Earnout Shares, in each case without interest. Each share of Hyzon Common Stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of Hyzon Convertible Notes were canceled and converted into the right to receive one share of Class A Common Stock and the contingent right to receive the Earnout Shares;

•	each share of Hyzon Common Stock held in the treasury of Hyzon were canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time were converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•	each Hyzon Warrant, to the extent then outstanding and unexercised, were automatically, without any action on the part of the holder thereof, converted into new warrants;

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each Hyzon Option that is outstanding immediately prior to the Effective Time were converted into (A) an option to purchase a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hyzon Common Stock subject to such Hyzon Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Hyzon Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio and (B) the contingent right to receive the Earnout Shares. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Hyzon Option immediately prior to the Effective Time; and

•

Each Hyzon RSU, whether vested or not vested, outstanding immediately prior to the Effective Time were converted into (a) a restricted stock unit denominated in shares of Class A Common Stock equal to the product of (x) the number of shares of Hyzon Common Stock subject to such Hyzon RSU immediately prior to the Effective Time and (y) the Exchange Ratio and (b) the contingent right to receive Earnout Shares.

Pursuant to the terms of the Charter, each share of Class B Common Stock outstanding prior to the Effective Time were converted into one share of Class A Common Stock at the Closing. All of the shares of Class B Common Stock converted into shares of Class A Common Stock will no longer be outstanding and will cease to exist, and each holder of such Class B Common Stock will thereafter cease to have any rights with respect to such securities.

The aggregate consideration for the business combination will be approximately $2 billion (subject to adjustment pending determination of final transaction costs) payable in the form of shares of the Class A Common Stock, as well as options and warrants to purchase shares of Class A Common Stock.

In connection with the execution of the Business Combination Agreement, on February 8, 2021, DCRB entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and DCRB agreed to sell to the Subscribers, an aggregate of 35,500,000 PIPE Shares (excluding the Conversion Shares) for a purchase price of $10.00 per share and an aggregate purchase price of $355,000,000, in a private placement. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination.

The following represents the aggregate merger consideration:

(in thousands)	Purchase price	Shares Issued
Share Consideration to Hyzon at Closing(a)(b)(c)	$1,853,679	185,368

(a)

The value of common stock issued to Hyzon included in the consideration is reflected at $10.00 per share. The number of shares excludes 21,887,041 options, warrants and RSUs that do not represent legally outstanding shares of the post-combination company at Closing.

(b)

Amount excludes the issuance of 23,250,000 Earnout Shares to certain Eligible Hyzon Equityholders as a result of the post-combination company satisfying certain performance conditions described below within the Earnout Period.

(c)	Amount includes the Conversion Shares.

In addition to the 185,367,904 shares issued at Closing, during the Earnout Period, DCRB will issue to eligible holders of securities of Hyzon the Earnout Shares, in three tranches of 9,000,000, 9,000,000 and 5,250,000 Earnout Shares, respectively, upon the post-combination company achieving $18, $20 or $35 as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the Earnout Period; provided, that in no event will the issuance of the 5,250,000 Earnout Shares occur prior to the one year anniversary of the Closing Date. The Earnout Shares will be issued to all (i) Historical Rollover Stockholders and (ii) holders of Hyzon Options and Hyzon RSUs, in each case other than certain persons who received their Company Common Stock or Hyzon Options in relation to their role as consultants to Hyzon. Such consultants will beneficially own less than 0.2% of the outstanding shares of Class A Common Stock following the Closing Date. Of the aggregate 23,250,000 Earnout Shares, approximately 20,806,466 are issuable to holders of Hyzon Common Stock.

At the Closing, these Earnout Shares are not expected to be indexed to the post-combination company’s stock pursuant to ASC Subtopic 815-40. As a result, such Earnout Shares are classified as liabilities in the unaudited pro forma condensed combined balance sheet at their estimated fair value. Please refer to pro forma adjustment (K) within the Notes to Unaudited Pro Forma Condensed Combined Financial Information below for additional information. The remaining approximately 2,443,534 Earnout Shares are issuable to holders of unvested Hyzon Options and Hyzon RSUs and consequently represent stock-based compensation under ASC Topic 718. Please refer to pro forma adjustment (EE) within the Notes to Unaudited Pro Forma Condensed Combined Financial Information below for additional information.

The following summarizes the unaudited pro forma common stock shares outstanding:

in thousands	Shares	%
DCRB Public Stockholders	20,483	8.29%
DCRB Founders	5,643	2.28%

Total DCRB	26,126	10.57%
Hyzon(a)	180,346	73.03%
Hyzon Convertible Note holders(b)	5,022	2.03%
PIPE Shares(c)	35,500	14.37%

Total Shares at Closing	246,994	100.00%

(a)

Amount excludes 21,887,041 options, warrants and RSUs, as well as 23,250,000 Earnout Shares that will not represent legally outstanding shares at Closing, and is otherwise based on the assumptions set forth under “Certain Defined Terms”, including in respect of the Ascent Options, Remaining LTIP Shares, and the Exchange Ratio.

(b)	Represents shares issued to the holders of the Hyzon Convertible Notes upon close of the PIPE Financing, which triggers conversion of the Hyzon Convertible Notes. See adjustment (I).
(c)	Excludes the Conversion Shares.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 are based on the historical financial statements of DCRB and Hyzon. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

							As of 31-Mar-21
	DCRB (Historical) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash	$167	32,374	$32,541	$204,840	(A	)	$542,946
				(7,900)	(B	)
				(20,251)	(B	)
				(14,200)	(B	) (C)
				355,000	(C	)
				(7,085)	(B	)
Cash held in trust account	225,734		225,734	(204,840)	(A	)	—
				(20,894)	(A	)
Prepaid expenses and other current assets	769	14,824	15,593				15,593

Total current assets	226,671	47,198	273,869	284,670			558,539

Property and equipment - net		6,928	6,928				6,928
Right-Of-use assets		2,543	2,543				2,543
Deferred transaction costs		4,003	4,003	(4,003)	(B	)	0
Other assets		1,148	1,148				1,148

Total assets	$226,671	$61,820	$288,491	$280,667			$569,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable		$1,054	$1,054				$1,054
Accrued professional fees and other current liabilities	3,534	6,305	9,839	(3,534)	(B	)	6,305
Related party payables	3,376	10,548	13,924	(3,376)	(B	)	10,548
Current portion of operating lease liability		672	672				672
Accrued expenses and other current liabilities	175		175	(175)	(B	)	—
Deferred revenue		3,845	3,845				3,845

Total current liabilities	7,085	22,424	29,509	(7,085)			22,424

Lease liability, net of current portion		2,153	2,153				2,153
Deferred underwriting fee payable	7,900		7,900	(7,900)	(B	)	—
Convertible debt, net		49,643	49,643	357	(I	)	—
				(50,000)	(I	)	—
Earnout liability				179,137	(K	)	179,137
Warrant liabilities	40,764	—	40,764	(25,846)	(H	)	14,918

Total liabilities	$55,749	$74,220	$129,969	$88,663			$218,633

Commitments and Contingences
Common stock subject to possible redemption	165,922		165,922	(145,028)	(D	)	—
				(20,894)	(A	)
Stockholders’ Equity
Common Stock		94	94	(94)	(E	)	—
Class A Common Stock	1		1	15	(D	)	38
				18	(E	)
				4	(C	)
				1	(I	)
				1	(F	)
Class B Common Stock	1		1	(1)	(F	)	(0)
Additional paid in capital	36,136	20,051	56,187	145,014	(D	)	410,279
				354,996	(C	)
				76	(E	)
				(31,137)	(G	)
				(14,200)	(B	) (C)
				(4,003)	(B	)
				(10,000)	(B	)
				25,846	(H	)
				16,638	(J	)
				50,000	(I	)
				(179,137)	(K	)
Retained earnings (deficit)	(31,137)	(31,839)	(62,976)	(10,251)	(B	)	(59,085)
				31,137	(G	)
				(16,638)	(J	)
				(357)	(I	)
Accumulated other comprehensive gain		(95)	(95)				(95)
Non-Controlling Interest		(611)	(611)				(611)

Total Stockholders’ Equity	5,000	(12,400)	(7,400)	192,004			350,526

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$226,671	$61,820	$288,491	$280,667			$569,159

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Period Ended December 31, 2020			Pro Forma Adjustments			For the Period Ended 31-Dec-20
	DCRB (Historical, As Restated) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined				Pro Forma Combined
Revenue	$—	$—	$—	$—			$—
Cost of sales	—	—	—	—			—

Gross Margin	—	—	—	—			—

Operating costs	—	—	—	—			—
Research and development	—	1,446	1,446	752	(EE	)	2,198
Selling, general, and administrative	5,480	12,785	18,265	10,251	(CC	)	45,258
				(24)	(DD	)
				16,766	(EE	)

Total operating expenses	5,480	14,231	19,711	27,745			47,456

Loss from operations	(5,480)	(14,231)	(19,711)	(27,745)			(47,456)

Expensed offering costs	(655)		(655)				(655)
Interest (expense)	—	(37)	(37)	(357)	(GG	)	(394)
Loss on consolidation of variable interst entity	—	(100)	(100)				(100)
Foreign currency loss, net		(8)	(8)				(8)
Interest Income	3	—	3	(3)	(BB	)	—
Change in fair value of warrant liabilities	(15,491)		(15,491)	9,368	(FF	)	(6,123)

Income (loss) before income taxes	(21,623)	(14,376)	(35,999)	(18,737)			(54,736)

Provision for income taxes	—	—	—	—	(AA	)	—

Net Income (loss)	$(21,623)	$(14,376)	$(35,999)	$(18,737)			$(54,736)

Net Income (loss) attributable to noncontrolling interest		$(105)	$(105)	$—			$(105)
Net Income (loss) attributable to Hyzon Motors, Inc		$(14,271)	$(35,894)	$(18,737)			$(54,631)
Basic and diluted net loss per common share	$(4.22)	$(0.17)					$(0.22)
Weighted average shares outstanding, basic and diluted	5,123,002	86,145,594					246,994,208

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share data)

	DCRB (Historical) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined	Pro Forma Adjustments			Pro Forma Combined
Revenue	$—	$—	$—	$—			$—
Cost of sales	—	—	—	—			—

Gross Margin	—	—	—	—			—

Operating costs			—	—			—
Research and development		4,099	4,099	19	(EE	)	4,118
Selling, general, and administrative	2,138	8,946	11,084	(60)	(DD	)	11,445
				421	(EE	)

Total operating expenses	2,138	13,045	15,183	380			15,563

Loss from operations	(2,138)	(13,045)	(15,183)	(380)			(15,563)

Interest (expense)	—	(5,039)	(5,039)				(5,039)
Loss on consolidation of variable interst entity	—		—				—
Foreign currency loss, net		(59)	(59)				(59)
Change in fair value of warrant liabilities	(7,163)		(7,163)	5,079	(FF	)	(2,085)
Interest Income	7	44	51	(51)	(BB	)	—

Income (loss) before income taxes	(9,295)	(18,099)	(27,394)	4,648			(22,746)

Provision for income taxes	—	—	—	—	(AA	)	—

Net Income (loss)	$(9,295)	$(18,099)	$(27,394)	$4,648			$(22,746)

Net Income (loss) attributable to noncontrolling interest		$(531)	$(531)	$—			$(531)
Net Income (loss) attributable to Hyzon Motors, Inc		$(17,568)	$(26,863)	$4,648			$(22,215)
Basic and diluted net loss per common share	$(1.65)	$(0.19)					$(0.09)
Weighted average shares outstanding, basic and diluted	5,643,125	93,806,549					246,994,208

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRB will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Hyzon issuing stock for the net assets of DCRB, accompanied by a recapitalization. The net assets of DCRB will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 21, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	DCRB’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes which are included in the Company’s Quarterly Report on Form 10-Q; and

•

Hyzon’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes which are included in the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	DCRB’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes which are included in the Company’s Quarterly Report on Form 10-Q; and

•

Hyzon’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes which are included in the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined statement of operations for the period from January 21, 2020 (inception) through December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•

DCRB’s audited consolidated statement of operations for the period ended December 31, 2020, as restated, and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached; and

•

Hyzon’s audited consolidated statement of operations for the period from January 21, 2020 (inception) through December 31, 2020 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Management has made significant estimates and assumptions in its determination of the unaudited pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The unaudited pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that DCRB believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. DCRB believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DCRB and Hyzon.

2. Accounting Policies

Upon completion of the Transactions, management will perform a comprehensive review of DCRB’s and Hyzon’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. DCRB and Hyzon have not had any historical relationship unrelated to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Transactions occurred on January 21, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Reflects the reclassification of $204.8 million of cash held in the Trust Account that becomes available at the Closing. Furthermore, $20.9 million in cash was paid to redeeming shareholders for the 2,089,323 shares of DCRB Class A common stock with a par value of $0.0001 per share that were redeemed at a per share redemption price of $10.00.

(B)

Reflects the settlement of $53.4 million of transaction costs at the Closing in connection with the business combination. Of the total, $20.3 million relates to advisory, bankers, legal and other fees to be incurred, $10.2 million of which is adjusted against retained earnings (see adjustment CC to the unaudited pro forma condensed combined statement of operations for the period from January 21, 2020 (inception) through December 31, 2020) while the remaining $10.0 million is considered direct and incremental to the Transactions and consequently adjusted against additional paid in capital; $7.9 million relates to deferred underwriting fees payable; $14.2 million relates to PIPE fees adjusted against additional paid in capital; and $7.1 million relates to existing DCRB accrued expenses and liabilities to be paid out of transaction proceeds. In addition, Hyzon reclassified $4.0 million of previously deferred transaction costs related to advisory and legal fees incurred prior to the Closing to additional paid in capital.

(C)

Reflects the proceeds of $355 million from the issuance of 35.5 million shares of Class A Common Stock pursuant to the PIPE Financing (excluding the Conversion Shares) based on commitments received which will be offset by the PIPE fee of 4% of gross proceeds or $14.2 million in adjustment (B). The net amount has been allocated to Class A Common Stock and additional paid-in capital using a par value of $0.0001 per share.

(D)	Reflects the reclassification of $145.0 million of Class A Common Stock subject to possible redemption that were ultimately not redeemed to permanent equity at $0.0001 par value.

(E)

Reflects the recapitalization of Hyzon’s equity and issuance of approximately 180.3 million shares of Class A Common Stock at $0.0001 par value as consideration for the reverse recapitalization. Note this amount excludes 5.0 million shares of Class A Common Stock issued upon conversion of the Hyzon Convertible Notes referenced in adjustment (I).

(F)	Reflects the reclassification of the Founder Shares from Class B Common Stock to Class A Common Stock at the Closing.

(G)	Reflects the reclassification of DCRB’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.

(H)

Reflects the reclassification of the approximately 11.3 million Public Warrants from liability to equity upon the Closing. Hyzon has preliminarily evaluated the accounting for DCRB’s Public and Private Placement Warrants for the post-combination company under ASC Topic 480 and ASC Topic 815. It currently expects the Public Warrants to qualify as equity instruments under both ASC Subtopic 815-40 after considering among other factors that after the business combination, the post-combination company will have a single-class equity structure. Separately, Hyzon expects the Private Placement Warrants will continue to be accounted for as a liability under ASC Subtopic 815-40.

(I)

Reflects the conversion of Hyzon’s outstanding Hyzon Convertible Notes into shares of Class A Common Stock pursuant to such Hyzon Convertible Notes’ automatic conversion feature. The adjustment includes a charge to retained earnings of $0.4 million representing the final fair value adjustment on the bifurcated automatic conversion feature and write off of unamortized debt issuance costs (refer to adjustment (GG)).

(J)

Reflects the preliminary estimated fair value of the incremental compensation provided to holders of vested Hyzon Options and Hyzon RSUs (collectively, the “Vested Equity Awards”) who are granted the contingent right to receive approximately 1.9 million Earnout Shares pursuant to the Business Combination Agreement. There are no future service requirements related to such Earnout Shares; however, these Earnout Shares represent compensation under ASC Topic 718. Refer to Note 5 – Earnout Shares for additional information.

(K)

Reflects recognition of the approximately 20.8 million Earnout Shares issuable to holders of Hyzon Common Stock which are not expected to be indexed to the post-combination company’s stock pursuant to ASC Subtopic 815-40 as of the Closing. Therefore, such amount is classified as a liability in the unaudited pro forma condensed combined balance sheet and recognized at its preliminary estimated fair value. After the Closing, the earnout liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in the post-combination company’s statement of operations within other income/expense. Refer to Note 5 – Earnout Shares for additional information.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and period from January 21, 2020 (inception) through December 31, 2020 are as follows:

(AA)

Reflects the income tax effect of unaudited pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Hyzon concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the Closing and as such, a 0% effective tax rate is reflected.

(BB)	Reflects the elimination of interest income and unrealized gain earned on the Trust Account.

(CC)

Reflects estimated transaction costs that are not considered direct and incremental to the Transactions (see adjustment (B) above). These costs are reflected as if incurred on January 21, 2020 (inception), the date the Transactions were completed for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(DD)	Reflects elimination of fees incurred by DCRB under an administrative support agreement with an affiliate of the Sponsor that will cease to be paid upon completion of the business combination.

(EE)

In addition to the 1.9 million Earnout Shares issuable to holders of Vested Equity Awards discussed in adjustment (J), approximately 0.5 million Earnout Shares are issuable to holders of unvested Hyzon Options and Hyzon RSUs (collectively, the “Unvested Equity Awards,” and together with the Vested Equity Awards the “Underlying Equity Awards”). Pursuant to the Business Combination Agreement, Earnout Shares received by holders of Unvested Equity Awards will be held back by the post-combination company and released within 30 days after vesting of the underlying Unvested Equity Award. Forfeiture of the underlying Unvested Equity Award results in forfeiture of the right to receive the associated Earnout Shares. Management determined the Earnout Shares issuable to holders of both Unvested Equity Awards and Vested Equity Awards represent stock compensation under ASC Topic 718 as they are issued in proportion to the Underlying Equity Awards, which themselves represent stock compensation under ASC Topic 718. In the case of Earnout Shares issuable to holders of Unvested Equity Awards, recipients are required to provide services to the post-combination company in order to vest in such Earnout Shares. Both the grant and service inception dates are assumed to be the date of the Closing, which for purposes of the unaudited pro forma condensed combined statements of operations is January 21, 2020 (inception). Additionally, the awards are assumed to be equity classified.

The preliminary estimated fair value of the Earnout Shares issuable to holders of Vested Equity Awards is reflected as a one-time compensation charge at the Closing as such holders’ right to these Earnout Shares is not contingent upon provision of future service. The one-time compensation charge associated with the Earnout Shares underlying the Vested Equity Awards is a non-recurring item. Due to the post-combination service required by holders of Unvested Equity Awards, the preliminary estimated fair value of the associated Earnout Shares is recognized assuming a weighted average service period of approximately five years. On a pro forma basis, as of December 31, 2020 and June 30, 2021, there was approximately $3.5 million and $3.1 million, respectively, of total unrecognized compensation cost related to the Earnout Shares associated with Unvested Equity Awards. The preliminary estimated fair value of the Earnout Shares issuable to holders of Vested Equity Awards was determined to be approximately $16.6 million. The adjustment includes approximately $0.4 million and $0.9 million of amortization associated with Earnout Shares issuable to holders of Unvested Equity Awards for the six months ended June 30, 2021 and the period from January 21, 2020 (inception) through December 31, 2020, respectively. Refer to Note 5 – Earnout Shares for additional information.

(FF)

Reflects the elimination of the change in fair value of the derivative warrant liability for the approximately 11.3 million Public Warrants due to the reclassification from liability to equity upon the Closing. Refer to adjustment (H).

(GG)

Reflects (1) the final fair value adjustment to the carrying amount of the bifurcated automatic conversion feature and (2) the write-off of remaining unamortized debt issuance costs, each in relation to conversion of the Hyzon Convertible Notes that occurs upon Closing assuming such conversion occurred on January 21, 2020 (inception), the date the Transactions were completed for purposes of the unaudited condensed combined statements of operations. This is a non-recurring item.

4. Loss per Share

As the Transactions have been reflected as if they occurred on January 21, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. Pro forma basic and diluted net loss per share for the six months ended June 30, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 are calculated as follows:

(in thousands, except share and per share data)	Six Months Ended June 30, 2021	Period Ended December 31, 2020
Pro forma net loss	(22,746)	(54,631)
Pro forma weighted average shares outstanding—basic and diluted(1)	246,994	246,994

Pro forma net loss per share—basic and diluted	(0.09)	(0.22)
Pro forma weighted average shares outstanding—basic and diluted
DCRB Public Stockholders	20,483	20,483
DCRB Founders	5,643	5,643

Total DCRB	26,126	26,126
Hyzon(2)	180,346	180,346
Hyzon Convertible Note holders(3)	5,022	5,022
PIPE Shares(4)	35,500	35,500

Pro forma weighted average shares outstanding—basic and diluted	246,994	246,994

(1)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all public warrants, private placement warrants, unvested Hyzon RSUs and Hyzon Options are exchanged for shares of Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 19.3 million shares of Class A Common Stock underlying the Public Warrants, Private Placement Warrants and warrants anticipated to be issued in connection with the conversion of certain loans that may be made to DCRB prior to the Closing and (b) approximately 21.9 million shares of Class A Common Stock expected to be issued in exchange for unexercised Hyzon Options and Hyzon Warrants, and unvested Hyzon RSUs.

(2)	Excludes approximately 23.3 million Earnout Shares that are not legally outstanding at Closing.
(3)	Represents shares issued to holders of the Hyzon Convertible Notes upon close of the PIPE Financing, which triggers conversion of the Hyzon Convertible Notes. See adjustment (I).
(4)	Excludes the Conversion Shares.

5. Earnout Shares

The Earnout Shares, other than those associated with Underlying Equity Awards, are expected to be accounted for as liabilities that are earned upon achieving the Triggering Events (as defined in the Business Combination Agreement), which include events that are not indexed to the post-combination company’s common stock. The preliminary estimated fair value of the Earnout Shares, other than those associated with the Underlying Equity Awards, is approximately $179.1 million; the preliminary estimated fair value of the Earnout Shares associated with the Underlying Equity Awards is approximately $20.8 million.

The preliminary estimated fair value of the Earnout Shares was determined using a simplified Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the five-year Earnout Period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information available. Assumptions used in the preliminary valuation, were as follows:

Current stock price: the current stock price was set at $10 per share, the assumed value per share of post-combination company common stock used elsewhere in this Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Expected term: the expected term is the five-year term of the Earnout Period.

Expected volatility: the volatility rate was determined using an average of historical volatilities over the expected term of selected industry peers deemed comparable to Hyzon.

Expected dividend yield: the expected dividend yield is zero as it is not expected the post-combination company will declare dividends on common stock during the expected term.

The classification of the Earnout Shares is re-assessed at the end of each reporting period. In periods where the Earnout Shares remain liability classified, the post-combination company will re-measure them at fair value using a Monte Carlo simulation valuation model with changes in fair value reflected on the statement of operations at each reporting period. The following table summarizes the total potential statement of operations impact over the five-year Earnout Period assuming the following scenarios:

Earnout secnario	Total potential Statement of Operations Loss / (Gain) from change in Earnout fair value over the five-year Earnout Period
None of the earnout tranches are triggered[1]	$(179.1) million
Only the $18 earnout tranche is triggered[2]	$(34.2) million
Both of the $18 and $20 earnout tranches are triggered[3]	$126.9 million
All of the $18, $20 and $35 earnout tranches are triggered	$(291.4) million

1	Assumes the reversal of the entire initial liability recorded associated with the Earnout Shares
2

Assumes the recognition of additional expense related to the increase in fair value related to the $18 earnout tranche, net of the reversal of the initial liability recorded associated with the $20 earnout tranche and the $35 earnout tranche

3

Assumes the recognition of additional expense related to the increase in fair value related to the $18 earnout tranche net of the $20 earnout tranche, and the reversal of the initial liability recorded associated with the $35 earnout tranche